UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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COCA-COLA ENTERPRISES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2500 Windy Ridge Parkway

Atlanta, Georgia 30339

March 6, 2008

Dear Fellow Shareowner:

You are cordially invited to attend the annual meeting of shareowners of Coca-Cola Enterprises Inc., to be held at 3:00 p.m., Eastern Daylight Time, on Tuesday, April 22, 2008 at the Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia 30339.

You will find more information about the meeting in the following notice and proxy statement.

We encourage you to grant your proxy so that your shares will be represented at the meeting. Information on how you may vote your shares appears in the proxy statement and on the enclosed proxy card.

Very truly yours,

/S/ LOWRY F. KLINE
Lowry F. Kline
Chairman of the Board

/S/ JOHN F. BROCK
John F. Brock
President and Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF SHAREOWNERS

Time:	3:00 p.m., Eastern Daylight Time, Tuesday, April 22, 2008

Place:	Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia 30339

Record Date:	Shareowners at the close of business on February 25, 2008 are entitled to vote

Matters to be voted upon:

•      Election of five directors for terms expiring at the 2011 annual meeting of shareowners;

•      Ratification of our Audit Committee’s selection of our independent registered public accounting firm for 2008;

•      A shareowner proposal, if properly presented at the meeting; and

•      Any other business properly brought before the meeting and any adjournments of it.

Shareowners of record are urged to sign, date, and return the enclosed proxy card. Shareowners may grant a proxy over the telephone or internet by following the instructions on their proxy cards. If shareowners who have granted proxies later decide to attend the annual meeting, they may revoke their proxies and vote their shares in person.

This notice of meeting and accompanying proxy statement are

first being sent to our shareowners on or about March 6, 2008.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareowners

to be Held on April 22, 2008

The proxy statement and our 2007 annual report to shareowners,

which includes our Annual Report on Form 10-K for the

year ended 2007, are available at www.cokecce.com under

“Investor Relations,” then “Annual Reports” and under

“Corporate Governance,” then “Proxy and 10-K.”

/S/ WILLIAM T. PLYBON
William T. Plybon
Vice President, Secretary and Deputy General Counsel

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREOWNERS

to be held at 3:00 p.m., Eastern Daylight Time, on Tuesday, April 22, 2008

at the Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia

We are furnishing this proxy statement to our shareowners in connection with the 2008 annual meeting of shareowners.

Our board of directors is soliciting the proxy of our shareowners to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the board of directors. This proxy statement and the accompanying form of proxy are first being sent to our shareowners on or about March 6, 2008.

The mailing address for our principal executive offices is Post Office Box 723040, Atlanta, Georgia 31139-0040.

VOTING AND THE MEETING

What is the purpose of this meeting?

This is the annual meeting of the company’s shareowners. At the meeting, we will be:

•	electing a class of directors whose terms will expire in 2011;

•	ratifying the Audit Committee’s choice of auditors for 2008;

•	considering a shareowner proposal, if properly presented at the meeting; and

•	taking care of any other business that may properly come before the meeting.

After the meeting is over, the shareowners will be given the opportunity to ask questions of our executives and directors present at the meeting.

Who may vote?

Common stock shareowners of Coca-Cola Enterprises Inc., as recorded in our stock register on February 25, 2008, may vote at the meeting.

How do I vote?

If you meet the qualifications above, you may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How do proxies work?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the meeting in the way you instruct.

How do I grant my proxy for my shares before the meeting?

If you are the shareowner of record (that is, the shares are held in your name), you may grant your proxy in one of three convenient ways:

By the internet

Go to www.voteproxy.com 24 hours a day, 7 days a week and follow the instructions. You will need the 12-digit number that appears in the box on the front of your proxy card, included in this mailing. This method of voting will be available until 1:30 p.m. EDT, April 22, 2008.

By telephone

On a touch-tone telephone, call toll-free 1-800-PROXIES (1-800-776-9437), 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit number that appears in the box on the front of your proxy card, included in this mailing. This method of voting will be available until 1:30 p.m. EDT, April 22, 2008.

By mail

Mark your selections on the proxy card, date, and sign your name exactly as it appears on the card, then mail it in the enclosed postage-paid envelope. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting. Do not mail the proxy card if you are voting by the internet or by telephone.

If you are not the shareowner of record (that is, your shares are held in the name of a bank, broker, or other holder of record, which is often referred to as held in “street name”) then you will receive instructions from the holder of record that you must follow to ensure that your shares are voted as you wish. You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (the bank, broker, or other holder of record).

What does it mean if I receive more than one proxy card?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the internet or by telephone, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.

How do I vote shares that I hold through a benefit plan sponsored by Coca-Cola Enterprises or an affiliate?

If you hold shares of Coca-Cola Enterprises Inc. through any of the following benefit plans, you vote them by following the instructions above as if you were the “shareowner of record.” The benefit plans are:

Coca-Cola Enterprises Employee Stock Purchase Plan

Coca-Cola Bottling Company Employee Savings and Investment Plan (for Canadian employees)

Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan

Coca-Cola Enterprises Bargaining Employees’ 401(k) Plan

Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England

Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees

Lansing Matched Employees Savings and Investment Plan

Great Lakes Canning 401(k) Plan for Union Employees

Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and Investment Plan

Central States Coca-Cola Bottling Company Bargaining Savings Plan

If you hold shares in any company benefit plan and do not vote your shares or specify your voting instructions on your proxy card, the administrators of the benefit plans will vote your benefit plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the administrators, your voting instructions must be received by April 17, 2008.

How do I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy with a later date—by the internet, by telephone, or by mail;

•	Notifying the company before the meeting by writing to the Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040; or

•	Voting in person at the meeting.

What are the voting requirements that apply to the proposals discussed in this proxy statement?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Directors	Plurality	Yes
Ratification of Auditors	Majority	Yes
Shareowner Proposal	Majority	No

A “plurality” means, in the case of director elections, that the five nominees receiving the highest number of “for” votes from our shares entitled to vote, present in person or represented by proxy, will be elected.

A “majority” means that a matter receives a number of “for” votes that is a majority of the votes cast by the holders of our shares of common stock, present in person or represented by proxy.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any matter as to which the rules of the New York Stock Exchange, or “NYSE,” permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes,” as discussed further below.

How will a quorum be determined?

The holders of a majority of our common stock outstanding on February 25, 2008, the record date, must be present at the meeting, either in person or by proxy, to constitute a quorum. A quorum is necessary before any business may be conducted at the meeting.

As of the record date, 487,394,225 shares of our common stock were outstanding and entitled to vote. Each share has one vote. The proxy cards accompanying this proxy statement show the number of shares that the shareowner of record is entitled to vote.

“Withhold authority” votes, “abstentions,” and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “withhold authority” vote is a shareowner’s vote to withhold authority to cast a vote “for” the election of one or more director nominees. An “abstention” represents an affirmative choice to decline to vote on a proposal other than the election of directors. A “broker non-vote” occurs when a bank, broker, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the holder of record (1) has not received voting instructions from the beneficial owner, and (2) does not have discretionary voting authority granted to it by law.

What is the effect of withhold authority votes, abstentions, and broker non-votes?

Withhold authority votes will have no effect on the election of directors because, under plurality votes, the five director nominees receiving the highest number of “for” votes will be elected. Under Delaware law, abstentions are treated as votes cast and, therefore, will have the same effect as votes against ratification of the auditor and the shareowner’s proposal. Broker non-votes are not treated as votes cast under Delaware law and, therefore, will have no effect on the outcome of the vote on the shareowner’s proposal.

How are my shares voted by the proxies?

The proxies named on the proxy card must vote your shares as you have instructed. If there is a matter on which you have given no specific instruction but you have authorized our proxies generally to vote, they will vote as recommended by our board of directors. This authorization would exist, for example, if you merely sign and return your proxy card.

How do the directors of the company recommend that I vote?

FOR the election of Fernando Aguirre, John F. Brock, Irial Finan, Orrin H. Ingram II, and Curtis R. Welling as directors of the company for terms expiring in 2011;

FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2008; and

AGAINST the shareowner proposal, if properly presented at the meeting.

What do I need in order to attend the annual meeting?

If you are a shareowner of record, your admission card is attached to your proxy card. You will need to bring it with you to the meeting.

If you own shares held in street name, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of common stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy from the street name holder of record.

You will also need to bring a photo ID to gain admission.

Please note that cameras, sound or video recording equipment, cellular telephones, electronic devices, large bags, briefcases, and packages will not be allowed in the meeting room.

How is the meeting conducted?

We intend to conduct the meeting in an orderly and timely manner. Rules for shareowners who wish to address the meeting will be distributed at the meeting. We cannot assure that every shareowner who wishes to speak on an item of business will have the opportunity to do so. The chair of the meeting may also rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in an orderly manner.

Who is paying the costs of proxy solicitation?

We are paying the costs of proxy solicitation. We have hired American Stock Transfer & Trust Company to assist in the distribution and solicitation of proxies. We expect to pay approximately $8,500 plus reasonable out-of-pocket costs for those services. Additionally, we will reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials and obtaining their proxies. Some of our directors, officers, or employees may also solicit proxies by mail, email, facsimile, telephone, or personal contact. None of these individual solicitors will receive additional or special compensation for doing this.

Are votes confidential? Who counts the votes?

We will continue our long-standing practice of holding the votes of all shareowners in confidence from directors, officers, and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the company;

•	in case of a contested proxy solicitation; or

•	to allow the independent inspectors of election to certify the results of the vote.

We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results. The independent tabulator is American Stock Transfer & Trust Company.

Where and when will I be able to find the voting results?

You can find the results in our Form 10-Q for the second quarter of 2008, which we will file with the Securities and Exchange Commission, or SEC, no later than July 25, 2008.

Can I access the notice of the annual meeting, this proxy statement, and the 2007 Annual Report (which includes the Annual Report on Form 10-K for the year ended 2007) on the internet?

These materials are available on our website, www.cokecce.com.

PRINCIPAL SHAREOWNERS

The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock. The number of shares is as of December 31, 2007.

Name	Number of Shares Owned	Percent of Class
The Coca-Cola Company One Coca-Cola Plaza Atlanta, Georgia 30313	168,956,718	34.70%

Lord, Abbett & Co. LLC(1) 90 Hudson Street Jersey City, New Jersey 07302	51,051,669	10.48%

Barclays Global Investors NA(2) 45 Fresno Street San Francisco, California 94105	34,153,937	7.01%

(1)        Based on Schedule 13G dated December 31, 2007, Lord, Abbett & Co. LLC reported that it has sole voting power with respect to 48,489,138 shares and sole dispositive power with respect to 50,823,996 shares.

(2)        Based on Schedule 13G dated December 31, 2007, in which Barclay Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG reported that, as a group, they have sole voting power with respect to 29,447,536 shares and sole dispositive power with respect to all 34,153,937 shares.

GOVERNANCE OF THE COMPANY

Board of Director Guidelines on Significant Corporate Governance Issues

Our board has adopted Board of Director Guidelines on Significant Corporate Governance Issues. These guidelines are available on our website, www.cokecce.com, under “Corporate Governance,” then “Bylaws/Additional Documents” and are available in printed form without charge to any shareowner requesting them. Any request must be directed to: Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Independent Directors

The listing requirements of the NYSE require that a majority of the members of a listed company’s board of directors be independent. The question of independence is to be determined by the board with respect to every director, in accordance with the rules of the NYSE. Based upon the NYSE rules, our board has determined that a majority of its current members are “independent,” as defined below.

The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our committees covered by this requirement are the Audit Committee, the Governance and Nominating Committee, and the Human Resources and Compensation Committee. Our board has determined that all current members of these three committees meet the independence and other requirements of the NYSE rules; accordingly, all are independent and otherwise qualified to serve under the NYSE rules.

NYSE Rules Regarding Independence

The NYSE rules specify certain relationships that preclude a finding of independence, to which our board has added certain consulting services. If the director does not fall within one of those categories of relationships, then the board must determine that no other material relationship exists that would lead to a finding of nonindependence. The NYSE rules allow boards to adopt broad categories of relationships that would not be material, and our board has done so in part C of its Board of Director Guidelines on Significant Corporate Governance Issues.

The independence guidelines are:

A.	A Director will not be considered “independent” if:

(1)	the Director is now, or has within the Look Back Period been, employed by the Company;

(2)	a member of the Director’s immediate family is now, or within the Look Back Period has been, an executive officer of the Company;

(3)	the Director or a member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor (the “Company’s Audit Firm”);

(4)	the Director is a current employee of the Company’s Audit Firm;

(5)	a member of the Director’s immediate family is a current employee of the Company’s Audit Firm and participates in that firm’s audit, assurance, or tax compliance (but not tax planning) practice;

(6)	the Director or a member of his or her immediate family was, within the Look Back Period, but is no longer, a partner or employee of the Company’s Audit Firm and personally worked on the Company’s audit within that time;

(7)	the Director or a member of his or her immediate family is now, or within the Look Back Period has been, an executive officer of another entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served;

(8)	the Director is a current employee—or a member of the Director’s immediate family is a current executive officer—of another company that has made payments to the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(9)	the Director is a current employee—or a member of the Director’s immediate family is a current executive officer—of another company that has received payments from the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

(10)	the Director or a member of his or her immediate family receives, or within the Look Back Period has received, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

B.	A Director who is a member of the Company’s Audit Committee will not be “independent” if he or she, (1) other than in his or her capacity as a member of the Audit Committee or the Board, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules), or (2) is an affiliated person of the Company or any subsidiary.

C.	Ownership of the stock of the Company, or stock of The Coca-Cola Company, does not make a Director who is otherwise independent a non-independent Director.

As used in the guidelines, the “Look Back Period” means the period specified in the applicable NYSE corporate governance standards (generally, the last three years), and a director’s “immediate family” member would include the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Determinations of Independence

The board has determined that nine of its thirteen current members and its one new nominee for director are independent and meet the standards set by the NYSE and the guidelines. In making this determination, our board first applied its guidelines, then specifically determined, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the company. The directors and nominee determined to be independent are:

Fernando Aguirre

James E. Copeland, Jr.

Calvin Darden

Marvin J. Herb

L. Phillip Humann

Orrin H. Ingram II

Donna A. James

Thomas H. Johnson

Suzanne B. Labarge

Curtis R. Welling

In making its independence determinations, the board considered the fact that Mr. Darden and Ms. Labarge are, or within the past year have been, nonemployee directors, and Mr. Humann is an executive officer and a director, of public corporations with which we conduct business in the ordinary course. For information about the transactions relating to Mr. Humann, see “Certain Relationships and Related Transactions—Transactions with SunTrust Banks, Inc.” The board also considered the fact that, in Ms. Labarge’s case, we are engaged in litigation with the corporation that she previously served as a nonemployee director. Ms. Labarge resigned as a director of that corporation in May 2007, and she has been recused from consideration of issues related to that litigation.

The board believes that all transactions with these companies were on arm’s-length terms that were reasonable and competitive and that Mr. Darden, Mr. Humann and Ms. Labarge did not personally benefit from such transactions. Accordingly, the board concluded that these relationships are not material and have no effect on the independence of those three directors. Because of the company’s extensive operations, transactions and director relationships of this nature are expected to take place in the ordinary course of business in the future.

Meetings of Nonmanagement Directors

The nonmanagement directors have regularly scheduled meetings in executive session, without the presence of our management.

Presiding Director

The board chooses a presiding director to chair the meetings of the nonmanagement directors. L. Phillip Humann currently serves as presiding director.

Communications with the Presiding Director, the Board, and Its Committees

Any interested party may communicate with the presiding director of the board, any of its committees, the nonmanagement directors, or one or more of the individual members of the board, by directing correspondence to such group or persons in care of the Corporate Secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Our Audit Committee has also established a confidential and anonymous ethics and compliance hotline that can be used to report, among other things, concerns about questionable accounting or auditing matters. Reports can be made by calling 1-800-437-0054.

Policy Regarding Board Attendance at Shareowner Meetings

Eleven of our directors attended the 2007 shareowners meeting. We encourage attendance by members of the board and senior executives so that shareowners will have the opportunity to meet and question a representative group of our directors and senior executives.

Code of Business Conduct

We have a Code of Business Conduct that covers the members of our board of directors, as well as our officers and employees. This group includes, without limitation, our chief executive officer, chief financial officer, and chief accounting officer and satisfies the requirements for a “code of ethics” within the meaning of SEC rules.

A copy of the code is posted on our website, www.cokecce.com, under “Corporate Governance.” The code is available in print to any person without charge, upon request sent to the Corporate Secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

If we amend or grant any waivers under the code that are applicable to our chief executive officer, our chief financial officer, or our chief accounting officer and that relate to any element of the SEC’s definition of a code of ethics, which we do not anticipate doing, we will promptly post that amendment or waiver on our website, www.cokecce.com, under “Corporate Governance.”

Composition of Board of Directors

Our bylaws provide that the business and affairs of the company are to be managed by its board of directors. Our board is authorized to have a minimum of three and a maximum of 20 members. In 2002, the directors set the authorized number at 16. We currently have 13 members. Approximately one-third of the board is elected each year for a three-year term. The term of each director expires at the third annual meeting of our shareowners occurring after that director’s election, when that director’s successor shall have been duly elected and qualified. At this meeting, we are electing directors whose terms expire at the 2011 annual meeting of shareowners.

Nominations to Board of Directors

All nominees for election to the board are considered by the Governance and Nominating Committee. Our Board of Director Guidelines on Significant Corporate Governance Issues lists “issues of diversity, age, business, or academic background and other criteria that the committee and the board find to be relevant” as factors that the committee considers in evaluating potential directors. Our bylaws disqualify anyone who has reached the age of 70 from being nominated or renominated for election as director.

There is a procedure contained in Section 10 of Article I of our bylaws for shareowners to make nominations to the board at our annual or special meeting of shareowners. The following summary is qualified in its entirety by reference to Section 10. Our bylaws may be found on our website at www.cokecce.com under “Corporate Governance.” Any person wishing to make a nomination must be a shareowner at the time the nomination is made, be entitled to vote at the meeting at which the election occurs, and follow the required notice provisions, which provide that, in the case of an annual meeting, notice of the shareowner’s intention to make the nomination must be given to our Corporate Secretary at our headquarters not later than the close of business on the 90th day—and not earlier than the close of business on the 120th day—before the day which is the anniversary of the preceding year’s annual meeting of shareowners. The notice must contain all the information about the nominee that would be required to be included in a proxy statement and must be accompanied by the nominee’s written consent to serve as a director if elected. If the shareowner has complied with all of the requirements of Section 10 of Article I, he or she may nominate the nominee at the annual meeting of shareowners.

In addition to the nomination procedures contained in our bylaws, the committee will consider director candidates proposed to it by shareowners. Any such proposals should be sent to the committee. (See “Communications with the Presiding Director, the Board, and Its Committees” above.) The proponent must submit evidence that he or she is a shareowner of Coca-Cola Enterprises, together with a statement of the proposed nominee’s qualifications to be a director. There is no difference in the manner in which the committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a shareowner. The committee will consider all potential nominees from various sources, including any from shareowners, and will report its recommendations to the whole board. The board will make the ultimate selection of the nominee and either appoint the nominee to fill a vacancy or newly created vacancy on the board or direct that the nominee stand for election at the next annual meeting of the shareowners.

The committee has occasionally used outside search firms to assist it in identifying potential independent director candidates for nomination to the board.

Director Compensation

All outside directors (that is, anyone who is not an employee of Coca-Cola Enterprises) are paid the following compensation:

•	$91,000 annual retainer (increased as of January 1, 2008 from $75,000);

•	$2,000 fee for each board meeting attended;

•	$7,500 annual retainer for service as chair of a committee ($10,000 for service as chair of the Audit Committee); and

•	$1,000 fee for each committee meeting attended ($2,000 for each Audit Committee meeting).

In addition, Mr. Kline, as a nonexecutive chairman, receives an annual chairman’s fee of $100,000, in addition to the annual retainer.

Each outside director is also eligible for an annual equity award. For 2007, each director received a grant of 3,000 deferred stock units on the grant date of November 1, 2007. These stock units will vest on April 1, 2008, but the underlying shares (and any cash related to dividend equivalent credits) will not be distributed until the director leaves the board.

During 2007, all outside directors were eligible to participate in a deferred compensation plan. For participants who did not own 1% or more of our common stock (“nonqualifying directors”), one-third of all meeting fees and $15,000 of the annual retainer were automatically credited to deferred compensation accounts, which amounts were treated as if invested in our common stock (through the use of phantom stock credits). Those participants could voluntarily defer retainer and meeting fees in excess of the mandatory deferrals, which, at their election, were treated as invested in either a phantom stock account or cash credit account. Participants who owned 1% or more of our common stock (“qualifying directors”) could also make voluntary deferrals.

Each director’s account was automatically credited in February 2007 with $16,000. For a nonqualifying director, this annual credit was treated as invested in a phantom stock account and, for a qualifying director, in a cash credit account.

Effective January 1, 2008, the directors’ deferred compensation plan was amended to eliminate the $16,000 annual credit and the automatic deferral of any portion of retainers or fees. Therefore, as of 2008, directors’ participation in the plan will be voluntary, and all participants may elect whether their deferred compensation is valued as if invested in phantom stock credits or a cash credit account.

We reimburse all outside directors for reasonable expenses of attending a meeting of the board or a committee. Directors who are company officers receive only reimbursement of expenses incurred in attending out-of-town meetings.

From time to time, we may encourage our directors to attend certain management meetings and offer transportation and accommodations to directors and their spouses. Imputed income is reported for any director whose spouse accompanies him or her, but we do not gross up for the resulting tax liability. Travel expenses of any directors who do not travel on our aircraft are reimbursed.

In our Board of Director Guidelines on Significant Corporate Governance Issues, it is suggested that a new director should, within five years of joining the board, own stock of our company equal in value to at least three times the annual cash compensation paid to board members. Grants of equity and the deferred compensation plan facilitate this objective.

The table below summarizes the compensation paid by the company to our nonemployee directors for the fiscal year ended December 31, 2007. Compensation paid to John F. Brock, the company’s president and chief executive officer, is not included in this table because Mr. Brock is an employee and therefore receives no additional compensation for his service as a director. The company did not pay nonequity plan incentive compensation or provide pension benefits to any director during 2007.

	DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Fernando Aguirre	102,000	72,353	21,566	3,827	16,000	215,746
James E. Copeland, Jr.	114,250	72,353	25,406	78	16,000	228,087
Calvin Darden	109,500	72,353	25,406	35	16,000	223,294
J. Trevor Eyton(6)	37,695	42,416	25,406	0	16,000	121,517
Gary P. Fayard	87,000	72,353	25,406	44	16,000	200,803
Irial Finan	89,000	72,353	21,566	20	16,000	198,939
Marvin J. Herb	107,073	72,353	26,882	12,917	16,000	235,225
L. Phillip Humann	112,500	72,353	25,406	184	16,000	226,443
Donna A. James	124,000	72,353	21,566	20	16,000	233,939
Thomas H. Johnson(6)	75,305	29,937	0	0	0	105,242
Summerfield K. Johnston, III(6)	29,758	42,416	21,566	0	16,000	109,740
Lowry F. Kline	197,000	29,937	0	27	23,165	250,129
Suzanne B. Labarge(6)	4,110	0	0	0	0	4,110
Paula R. Reynolds(6)	64,429	42,416	25,406	1,356	16,000	149,607
Curtis R. Welling(6)	68,305	29,937	0	0	0	98,242

(1)        Amounts shown include retainer, committee chair, and meeting fees earned by or paid to our directors during the fiscal year ended December 31, 2007, prior to any deferrals to the deferred compensation plan. For Mr. Kline, this amount also includes his $100,000 annual chairman’s fee.

(2)        Amounts shown reflect the compensation cost recognized in 2007 with respect to deferred stock units granted in 2006 and 2007, as determined in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”) and as provided in our financial statements (except that estimated forfeitures have been disregarded for this purpose).

The 3,000 deferred stock units granted to each of the directors on November 1, 2007 had an aggregate grant-date fair value of $75,840, which value was calculated in accordance with SFAS 123R and determined using a share price of $25.28, the closing price of the company’s stock on the grant date, as reported in the New York Stock Exchange Composite Transactions listing. Dividend equivalents were taken into account in arriving at the fair value of the deferred stock units; thus, dividend equivalents credited in 2007 have not been reported separately. As of December 31, 2007, each of the directors’ 3,000 deferred stock units granted in November 2007 (and no other stock or stock unit awards) remained outstanding. There were no forfeitures of deferred stock units by our directors during 2007.

(3)        No stock options were granted in 2007. Amounts shown reflect the compensation cost recognized in 2007 with respect to stock option awards granted in prior fiscal years, as determined in accordance with SFAS 123R (except that estimated forfeitures have been disregarded for this purpose). The assumptions used to determine these amounts are discussed in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There were no forfeitures of stock options by our directors during 2007.

The aggregate number of stock options outstanding for each of our directors as of December 31, 2007 is provided in the table below:

Director	Number of Options Outstanding
Fernando Aguirre	8,500
James E. Copeland, Jr.	16,000
Calvin Darden	16,000
J. Trevor Eyton	15,910
Gary P. Fayard	31,000
Irial Finan	8,500
Marvin J. Herb(a)	21,000
L. Phillip Humann	53,700
Donna A. James	8,500
Thomas H. Johnson	0
Summerfield K. Johnston, III(b)	8,500
Lowry F. Kline(c)	0
Suzanne B. Labarge	0
Paula R. Reynolds	31,000
Curtis R. Welling	0

(a)        Mr. Herb also held 2,500 vested stock appreciation rights with an exercise price of $21.945.

(b)        Mr. Johnston’s estate also held 498,692 vested options that were awarded to him while he was an employee of the company.

(c)        Mr. Kline also held 1,788,763 vested options that were awarded to him while he was an employee of the company.

(4)        Amounts shown reflect above-market earnings on the portion of the director’s deferred compensation plan account that is deemed to be invested in cash and credited with interest at a rate that is based on the prime rate.

(5)        Amounts shown include, for each of the noted directors, an automatic credit of $16,000 to the deferred compensation plan as of January 3, 2007. (These credits are in addition to the deferrals of cash compensation noted in footnote 1 above.) With the exception of Mr. Herb, who satisfies the requirements to be a “qualified participant” under the terms of the deferred compensation plan, all of the directors’ automatic credits are deemed to be invested in shares of company stock.

With respect to Mr. Kline, the amount shown includes $7,165 for the incremental cost to the company of his personal use of company aircraft. This value was determined in the same manner as the value for personal aircraft usage by Named Executive Officers, which is described in footnote 5(a) to the Named Executive Officers’ Summary Compensation Table below.

(6)        Directors who did not receive a full year of compensation during 2007 include Mr. Johnston, who passed away in April 2007; Senator Eyton, who retired following our April 2007 shareowners meeting; and Ms. Reynolds, who resigned from our board in August 2007. Additionally, Messrs. Johnson and Welling joined our board in April 2007, and Ms. Labarge joined in December 2007.

Current Board of Directors and Nominees for Election

Nominees for Election to Terms Expiring 2011

	Principal Occupation and Other Information	Age	Our Director Since
Fernando Aguirre
	Mr. Aguirre has been Chairman of the Board, Chief Executive Officer, and President of Chiquita Brands International, Inc., an international marketer, producer, and distributor of bananas and other fresh produce, since January 2004. From July 2002 until January 2004, he served as President, Special Projects, for The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products, and from July 2000 until June 2002, he was President of the Global Feminine Care business unit of P&G.	50	2005

John F. Brock
	Mr. Brock has been President and Chief Executive Officer of the company since April 2006. From February 2003 until December 2005, he was Chief Executive Officer of InBev, S.A., a global brewer, and from March 1999 until December 2002, he was Chief Operating Officer of Cadbury Schweppes plc, an international beverage and confectionery company.	59	2006

Irial Finan

Mr. Finan has been Executive Vice President of The Coca-Cola Company since October 2004 and its President of Bottling Investments and Supply Chain since August 2004. Before that, he was Chief Executive Officer of Coca-Cola Hellenic Bottling Company S.A., one of the world’s largest Coca-Cola bottlers, from May 2001 until 2003. He is a member of the board of directors of Coca-Cola Hellenic Bottling Company S.A., Coca-Cola FEMSA, S.A. de C.V., a Latin American bottler of Coca-Cola, Coca-Cola Amatil Limited, an Australian bottler of Coca-Cola, and a member of the Advisory Board of Coca-Cola Erfrischungsgetraenke AG, a German bottler of Coca-Cola. He is also a member of the boards of the nonprofit Galway University Foundation and Co-operation Ireland USA.

		50	2004

	Principal Occupation and Other Information	Age	Our Director Since

Orrin H. Ingram II
	Mr. Ingram has been President and Chief Executive Officer of Ingram Industries Inc., a diversified products and services company, since 1999. Before that, he held various positions with Ingram Materials Company and Ingram Barge Company, and was co-president of Ingram Industries from January 1996 to June 1999. He is a director of Ingram Micro Inc., a global information technology distributor.	46	_ _ _ _

Curtis R. Welling
	Mr. Welling has been President and Chief Executive Officer of AmeriCares Foundation, a nonprofit worldwide humanitarian aid and disaster relief organization, since 2002. Before that, he had served as Chief Executive Officer of Princeton eCom Corp. and SG Cowen Securities Corporation, and held several executive and management positions with Bear, Stearns, and Co.	58	2007

	Incumbents Holding Terms Expiring 2010
Gary P. Fayard
	Mr. Fayard has been Executive Vice President of The Coca-Cola Company since February 2003, and its Chief Financial Officer since December 1999. He is a director of Coca-Cola FEMSA, S.A. de C.V., and an alternate director of Coca-Cola Sabco, a bottler of Coca-Cola products in Southern and East Africa and in Asia.	55	2001

Marvin J. Herb
	Mr. Herb has been Chairman of HERBCO L.L.C. since July 2001. Before that, he was President and director of Herbco Enterprises Inc., a Coca-Cola bottler, until it was acquired by Coca-Cola Enterprises in July 2001. He is also a director of Barrington Venture Holding Company LLC, a continuing care retirement community.	70	2002

	Principal Occupation and Other Information	Age	Our Director Since

L. Phillip Humann
	Mr. Humann has been Chairman of the Board of SunTrust Banks, Inc., a bank holding company, since March 1998, also serving as Chief Executive Officer from March 1998 until December 2006 and President from March 1998 until December 2004. He is also a director of Equifax Inc., a credit information provider, and Haverty Furniture Companies, Inc., a furniture retailer.	62	1992

Suzanne B. Labarge
	Ms. Labarge was Vice Chairman and Chief Risk Officer of RBC Financial Group, an international financial services company, from 1999 until her retirement in 2004. From January 2005 to May 2007 Ms. Labarge was a director of Novelis, Inc., a Canadian producer of aluminum products, and was the chair of its audit committee.	61	2007

	Incumbents Holding Terms Expiring 2009
Calvin Darden
	Mr. Darden was Senior Vice President of U.S. Operations of United Parcel Service, Inc., an express carrier and package delivery company, from January 2000 until his retirement in 2005. He is also a director of Target Corporation, a retailer, and Cardinal Health Inc., a provider of products and services supporting the health care industry.	58	2004

Donna A. James

Ms. James is President of Lardon & Associates LLC, a consulting firm specializing in corporate governance and new business development. She had been President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, from 2003 until March 2006. Prior to that, she was Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. from 2000 until 2003 and served as a senior corporate executive for the preceding 10 years. She is also a director and chair of the audit committee of Limited Brands, Inc., a retailer of women’s apparel, personal care and beauty products, and a director of Conseco Inc., a provider of life, health, and annuity products.

		50	2005

	Principal Occupation and Other Information	Age	Our Director Since

Thomas H. Johnson
	Mr. Johnson was Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging company, from 2004 until his retirement in November 2005, after which he served as Vice Chairman until April 2006. From 2000 to 2004, he was Chairman, President, and Chief Executive Officer of Chesapeake. He is a member of the boards of directors of CMGI, Inc., a global supply chain management service, Mirant Corp., a producer of electricity, Superior Essex Inc., a wire and cable manufacturer, and Universal Corp., a tobacco merchant and processor.	58	2007

	Retiring Directors
James E. Copeland, Jr.
	Mr. Copeland retired as Chief Executive Officer of Deloitte & Touche USA, LLP and Deloitte Touche Tohmatsu in May 2003, having served in that position since 1999. He is also a director of Equifax Inc., a credit information provider, Time Warner Cable Inc., an in-home entertainment, communications and information provider, and ConocoPhillips, an integrated energy company. Mr. Copeland is retiring from our board following this year’s annual meeting.	63	2003

Lowry F. Kline
	Mr. Kline has served as Chairman of our board of directors since April 2002 and served as our Chief Executive Officer from December 2005 until April 2006. He previously served as Chief Executive Officer from April 2001 until January 2004. He was Vice Chairman of the board from April 2000 until April 2002. He is a director of The Dixie Group, Inc., a marketer and manufacturer of high-end residential and commercial broadloom carpet and rugs, and of Jackson Furniture Industries, a furniture manufacturer. Mr. Kline will retire from the board following this year’s annual meeting.	67	2000

Committees of the Board

The board has seven standing committees: Affiliated Transaction, Audit, Corporate Responsibility and Sustainability, Executive, Finance, Governance and Nominating, and Human Resources and Compensation. Each committee has a charter that is posted on our website, www.cokecce.com, under “Corporate Governance,” then “Bylaws/Additional Documents.” Our corporate secretary will furnish a printed copy of any charter upon the request of any shareowner.

The directors serving on each committee are appointed by the board from its members. These appointments are made at least annually, for terms expiring at the next annual meeting of shareowners.

The following table lists the members of each of the committees as of the date of this proxy statement:

	Affiliated Transaction	Audit	Corporate Responsibility and Sustainability	Executive	Finance	Governance and Nominating	Human Resources and Compensation
Fernando Aguirre	X						X
John F. Brock			X	X
James E. Copeland, Jr.	Chair						X
Calvin Darden			Chair			X	X
Gary Fayard			X
Irial Finan				X	X
Marvin J. Herb		X			Chair	X
L. Phillip Humann				X		Chair
Donna A. James	X	Chair
Thomas H. Johnson		X			X	X
Lowry F. Kline				X	X
Suzanne B. Labarge		X			X
Curtis R. Welling	X		X				X

During 2007, the board met six times and the committees met as indicated below:

Affiliated Transaction Committee	13 meetings
Audit Committee	6 meetings
Corporate Responsibility and Sustainability Committee	2 meetings
Executive Committee	2 written consent actions
Finance Committee	6 meetings 2 written consent actions
Governance and Nominating Committee	5 meetings 1 written consent action
Human Resources and Compensation Committee	5 meetings 3 written consent actions
Joint meeting of the Human Resources and Compensation and Audit Committees	1 meeting

Each director attended at least 75% of the aggregate number of board and committee meetings that were held during 2007 while he or she was a member of the board or the committee.

The functions of each committee and any special qualifications for membership are described below.

Affiliated Transaction Committee—Reviews, considers, and negotiates on behalf of Coca-Cola Enterprises any proposed merger or consolidation between us and The Coca-Cola Company, any purchase of an equity interest in The Coca-Cola Company, any purchase by The Coca-Cola Company of an equity interest in Coca-Cola Enterprises, any purchase by the company from The Coca-Cola Company of goods and services other than in the ordinary course of business, any other transaction between Coca-Cola Enterprises and The Coca-Cola Company having an aggregate value exceeding $10 million, and any other transactions involving Coca-Cola Enterprises and The Coca-Cola Company that may be referred to the committee by the board. This committee is responsible for reviewing “related person transactions” between the company and The Coca-Cola Company pursuant to the company’s related person transaction policy, summarized below under the description of the Audit Committee.

The committee’s charter specifies that the Affiliated Transaction Committee must be composed entirely of directors who (i) are not, and for the past five years have not been, an officer, director, or employee of The Coca-Cola Company or one of its affiliates, (ii) do not own more than 1% of The Coca-Cola Company’s outstanding shares, and (iii) do not own any equity in an entity (except as permitted by (ii)) that is a party to the transaction being considered by the committee. Each member meets these qualifications.

Audit Committee—Assists the board in fulfilling its oversight responsibilities relating to the quality and integrity of our annual and interim consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, current and emerging business issues, the internal audit function, the annual independent audit of our financial statements, ethics programs, legal compliance, and other matters the board deems appropriate.

The Audit Committee administers the company’s related person transaction policy, except for transactions between the company and The Coca-Cola Company, which are the responsibility of the Affiliated Transaction Committee. Under our policy, which is in writing and which was adopted by the board in December 2006, any transactions between the company and a “related person” must be examined by the relevant committee to be sure that the transaction in question is either in the best interests of the company and its shareowners or is not inconsistent with those interests. The “related persons” are (i) directors and executive officers, (ii) beneficial owners of more than 5% of any class of the company’s voting securities, (iii) immediate family members of the foregoing, and (iv) firms in which any of the foregoing are employed or have a greater than 5% beneficial interest. The thresholds for the application of this policy are transactions in which the amount exceeds $120,000, except for transactions with The Coca-Cola Company, where the amount must exceed $10 million.

All members must be independent and must meet additional NYSE qualifications applicable to Audit Committee members. The board has determined that each member meets all of those qualifications.

The board has determined that Ms. James and Ms. Labarge, in addition to being “independent,” are also “audit committee financial experts” as defined in the SEC’s rules. Biographical information for Ms. James and Ms. Labarge is found in “GOVERNANCE OF THE COMPANY—Current Board of Directors and Nominees for Election.”

Audit Committee Report

The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements of Coca-Cola Enterprises Inc. The committee reviewed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, regarding their judgments as to the quality, not just the acceptability, of the accounting principles of Coca-Cola Enterprises Inc. and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the committee discussed with the auditors their independence from Coca-Cola Enterprises Inc. and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of nonaudit services with the auditors’ independence.

Based on the foregoing reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements of Coca-Cola Enterprises Inc. be included in the Annual Report of Coca-Cola Enterprises Inc. on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Donna A. James, Chair

Marvin J. Herb

Thomas H. Johnson

Suzanne B. Labarge

Corporate Responsibility and Sustainability Committee—Reviews our policies and practices relating to significant public issues of concern to shareowners, the company generally, employees, communities served by us, and the general public with specific oversight of corporate responsibility and sustainability, legislative and regulatory issues, and diversity management programs.

Executive Committee—Exercises powers of the board of directors between meetings, except for amending the bylaws or approving or recommending to shareowners any action or matter that under the Delaware General Corporation Law requires shareowner approval.

Finance Committee—Reviews the annual budget and business plan, dividend policy, capital structure, and capital expenditures in excess of $5 million (with the authority to approve any expenditure less than $15 million), and also evaluates returns on capital expenditures.

Governance and Nominating Committee—Reviews and recommends corporate governance policies and issues; in consultation with the chief executive officer, evaluates and recommends candidates for senior executive positions as they may become vacant; recommends to the board of directors candidates for election to the board; reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; considers candidates for election to the board submitted by shareowners; and also evaluates the chief executive officer and is involved in the chief executive officer succession process.

The process by which the committee considers nominees to the board is described in “GOVERNANCE OF THE COMPANY—Nominations to the Board of Directors.”

Each member of this committee must be independent, and the board has determined that each member meets that qualification.

Human Resources and Compensation Committee—Establishes the company’s philosophy and goals related to executive compensation; reviews and approves the compensation of the chief executive officer and other senior officers; recommends to the board of directors the adoption, termination, and significant amendment of, and oversees the administration of, equity-based plans, incentive plans designed to provide compensation primarily for senior officers, and other employee benefit plans; oversees strategic human resources and organizational initiatives and talent development and succession planning for senior officer positions (other than the position of chief executive officer).

The committee may delegate its responsibilities related to our retirement plans to the Global Retirement Programs Committee, a committee made up of senior management and retirement plan experts who are responsible for the administration and investment of the assets of our company-sponsored retirement plans.

The board of directors has delegated to a Compensation Plan Adjustment Committee, the sole member of which is our chief executive officer, limited authority to make equity grants or modify outstanding equity awards. The Compensation Plan Adjustment Committee cannot take any of these actions with respect to awards to senior officers of the company.

The committee has engaged Frederic W. Cook and Co. to serve as its independent compensation advisory firm. During 2007, this firm advised the committee with respect to the compensation paid to our chief executive officer, the composition of our compensation peer group, our executive officers’ annual compensation, and the design of our executive compensation program. The firm also advises the committee on current practices and trends in executive compensation.

During 2007, Messrs. Aguirre, Copeland, Darden, and Welling, and former director Paula Reynolds, served on the Human Resources and Compensation Committee. None of them has been at any time an officer or employee of the company and each was determined to be an independent director. No executive officer of the company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2007, an executive officer who served as a member of our board of directors or our Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based upon those reviews and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Fernando Aguirre

James E. Copeland, Jr.

Calvin Darden

Curtis R. Welling

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of our common stock and of the common stock of The Coca-Cola Company (“Coca-Cola stock”) beneficially owned by:

•	each director;

•	each nominee for director;

•	each executive officer named in the Summary Compensation Table (See the Summary Compensation Table on page 44.); and

•	the directors and executive officers as a group.

	Number of Shares Beneficially Owned
	Our common stock		Coca-Cola stock
Name	Number of Shares Owned	Percent of Class	Number of Shares Owned	Percent of Class
Fernando Aguirre(1)	17,187	*	2,300	*
John F. Brock(2)	198,704	*	0	*
James E. Copeland, Jr.(3)	66,231	*	0	*
John J. Culhane(4)	366,438	*	138,364	*
Calvin Darden(5)	27,393	*	0	*
William W. Douglas III(6)	169,007	*	20,052	*
Gary P. Fayard(7)	45,031	*	1,125,613	*
Irial Finan(8)	17,808	*	357,722	*
Marvin J. Herb(9)	18,628,548	3.82%	251,000	*
Shaun B. Higgins(10)	496,829	*	0	*
L. Phillip Humann(11)	109,886	*	40	*
Orrin H. Ingram II(12)	0	*	0	*
Donna A. James(13)	17,909	*	0	*
Thomas H. Johnson(14)	8,751	*	2,100	*
Lowry F. Kline(15)	2,797,061	*	0	*
Suzanne B. Labarge(16)	0	*	0	*
Terrance M. Marks(17)	412,577	*	0	*
Curtis R. Welling(18)	3,327	*	0	*
All directors and executive officers as a group (21 persons), including those directors and nominees named above(19)	24,356,468	5.00%	1,897,191	*

Unless otherwise noted, amounts are as of February 20, 2008 for our stock and for Coca-Cola stock.

*         Less than one percent.

(1)        The share totals include Mr. Aguirre’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 4,951 shares of our common stock upon distribution from the plan, 6,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 5,666 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(2)        The share totals include, for Mr. Brock, options to acquire 150,000 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table and 3,140 shares of our common stock held by his minor son. This table does not include, for Mr. Brock, 327,650 restricted stock units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(3)        The share totals include Mr. Copeland’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 25,988 shares of our common stock upon distribution from the plan, 6,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 13,166 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(4)        The share totals include, for Mr. Culhane, options to acquire 235,808 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table and 109,000 restricted shares of our common stock that are subject to forfeiture. Includes 2,630 shares of Coca-Cola stock credited to his wife’s account under The Coca-Cola Company Thrift & Investment Plan, and 63,965 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. This table does not include 37,485 restricted stock units that are subject to forefeiture and represent shares that could not be acquired within 60 days of the date of this table.

(5)        The share totals include Mr. Darden’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 7,657 shares of our common stock upon distribution from the plan, 6,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 13,166 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(6)        The share totals include, for Mr. Douglas, options to acquire 70,007 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table and 84,000 restricted shares of our common stock that are subject to forfeiture. This table does not include, for Mr. Douglas, 80,972 restricted stock units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(7)         The share totals include Mr. Fayard’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 10,295 shares of our common stock upon distribution from the plan, 6,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 28,166 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Also includes 50,000 shares of Coca-Cola stock that are subject to performance criteria, 998,793 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, 41,882 shares of Coca-Cola stock that are subject to transfer restrictions, and 6,446 shares of Coca-Cola stock credited to his account under The Coca-Cola Company Thrift & Investment Plan.

(8)        The share totals include Mr. Finan’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 5,572 shares of our common stock upon distribution from the plan, 6,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 5,666 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Also includes 50,000 shares of Coca-Cola stock that are subject to performance criteria, and 293,397 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(9)        The share totals include one-tenth of Mr. Herb’s stock unit account balance in our directors’ deferred compensation plan that will be paid in ten annual installments of 30 shares of our common stock upon distribution from the plan, 8,150,000 shares of our common stock held by MJH Investments Ltd., M. J. Herb, general partner, which are pledged as security, 9,706,470 shares of our common stock held by M. J. Herb as Trustee of Revocable Trust, which are pledged as security, and 747,312 shares of our common stock held by MJH 2003 Trust, his wife being the sole trustee and M. J. Herb the settlor. Includes 6,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 18,166 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are exercisable or that will become exercisable within 60 days from the date of this table. Does not include 6,244,114 shares of our common stock held by Herbco II, LLC, as to which Mr. Herb disclaims any beneficial interest. Also, includes 7,300 shares of Coca-Cola stock held in an IRA and 500 shares of Coca-Cola stock held by his wife in an IRA and 200 shares of Coca-Cola stock held by her directly, as to which Mr. Herb disclaims any beneficial interest.

(10)        The share totals include, for Mr. Higgins, options to acquire 424,782 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table and 769 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. This table does not include, for Mr. Higgins, 130,000 vested stock units under a deferred compensation arrangement, 19,827 restricted stock units subject to forfeiture and 8,373 shares of phantom stock credited under our Supplemental Matched Employee Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table.

(11)        The share totals include Mr. Humann’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 43,793 shares of our common stock upon distribution from the plan, 6,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 46,616 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table. Also includes 40 shares of Coca-Cola stock held in trust for his son.

(12)        Mr. Ingram is a nominee for election to the board at the annual meeting.

(13)        The share totals include Ms. James’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 4,673 shares of our common stock upon distribution from the plan, 6,570 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 5,666 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(14)        The share totals include Mr. Johnson’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 751 shares of our common stock upon distribution from the plan, and 3,000 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table.

(15)        The share totals include Mr. Kline’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 5,113 shares of our common stock upon distribution from the plan, options to acquire 1,788,763 shares of our common stock that are now exercisable, 60,000 restricted shares of our common stock that are subject to forfeiture, 3,000 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, 4,676 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan, 10,000 shares held by the 2007 Kline Family Trust of which his wife is a co-trustee, as to which Mr. Kline disclaims beneficial interest, and options to acquire 706,200 shares of our common stock that are now exercisable, held indirectly by a trust of which Mr. Kline is trustee, but under which he has no beneficial interest, and 500 shares of our common stock owned by his wife, as to which he has disclaimed beneficial ownership.

(16)        Ms. Labarge became a member of a our of board of directors in December 2007.

(17)        The share totals include, for Mr. Marks, options to acquire 249,974 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 148,500 restricted shares of our common stock that are subject to forfeiture, and 948 shares of our common stock held in trust under our Matched Employee Savings and Investment Plan. This table does not include, for Mr. Marks, 101,444 restricted stock units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table, 405 shares of phantom stock credited under our Supplemental Matched Employee Savings and Investment Plan, representing shares of our common stock, the receipt of which is deferred beyond 60 days from the date of this table, and 41 shares of Coca-Cola phantom stock credited under our Supplemental Matched Employee Savings and Investment Plan.

(18)        The share totals include one-fifth of Mr. Welling’s stock unit account balance in our directors’ deferred compensation plan that will be paid in five annual installments of 327 shares of our common stock upon distribution from the plan, and 3,000 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table.

(19)        The share totals include options to acquire 4,358,499 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 541,000 restricted shares of our common stock that are subject to forfeiture, 109,150 share units representing shares of our common stock credited to accounts under our directors’ deferred compensation plan, 61,560 share units representing shares of our common stock awarded to nonemployee directors, and 37,956 shares of our common stock held in accounts under the Matched Employee Savings and Investment Plan. Also includes 1,356,155 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, 41,882 shares of Coca-Cola stock that are subject to transfer restrictions, 100,000 shares of Coca-Cola stock that are subject to performance criteria, and 6,446 shares of Coca-Cola stock credited to accounts under The Coca-Cola Company Thrift & Investment Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and beneficial owners of 10% or more of our common stock must file reports with the SEC showing the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and the written representations from such persons, we believe that all required reports were filed in 2007, except for the following: a Form 4 for Donna James due May 17, 2007 to report the acquisition of 14 shares of phantom stock on May 15, 2007 was filed on May 18, 2007 because her EDGAR codes were changed by another company, and we were unable to obtain the codes until May 18, 2007. A Form 4 for John Culhane due on November 2, 2007, was filed on December 13, 2007 to report 1,948 shares withheld to pay taxes on restricted shares that vested on October 31, 2007. The transaction did not actually occur until December 10, 2007 due to an error in the stock administration database. Also, a Form 4 for John Culhane due on December 17, 2007, was filed on January 9, 2008 to report 10,614 shares withheld to pay taxes on restricted shares that vested on December 13, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (CD&A) explains the principles, objectives, and features of our executive compensation program, and it describes how the compensation of our leaders aligns with our corporate objectives and shareowner interests. Although our executive compensation program is applicable to each of our senior officers, this CD&A focuses primarily on the program as applied to our CEO and the other officers included in the Summary Compensation Table, referred to in this proxy collectively as the “Named Executive Officers.”

Unless the context indicates otherwise, this CD&A describes our executive compensation program as in effect during 2007. We frequently review our compensation program and may change or discontinue any aspect of the program at any time. This flexibility ensures that we can continue to be responsive to our and our shareowners’ needs and to the dynamics of the marketplace for executive talent.

This CD&A contains statements regarding company performance targets and goals. These targets and goals are discussed in the limited context of the company’s compensation program and should not be considered statements of management’s expectations or estimates of results or other guidance. The company specifically cautions investors not to apply these statements to other contexts.

Objectives of Our Executive Compensation Program

The Human Resources and Compensation Committee (the “Compensation Committee” or “Committee”) oversees the company’s compensation policies, makes decisions regarding compensation plan designs, and approves compensation for our senior officers, including the Named Executive Officers. The Committee has established the following objectives for compensating our senior officers:

•	Pay for performance—We will pay more compensation when business and individual performance goals are exceeded and reduce compensation when those goals are not met.

•

Pay competitively—We will offer compensation opportunities that are consistent with the market in which we compete for executive talent in order to recruit, retain, and motivate highly qualified leaders.

•	Support our business strategies—We will design our compensation program to focus our leaders on the company’s strategic and operational objectives.

•

Align our leaders’ interests with those of shareowners—Our executive compensation program will emphasize equity ownership so that our leaders’ long-term financial interests are consistent with those of shareowners.

Executive Compensation Program Overview

Our Compensation is Performance-Based

The Compensation Committee believes that the most effective way to ensure that our executive compensation program is performance-based is to provide a majority of each senior officer’s annual compensation in the form of opportunities for pay (rather than guarantees of pay). Because our success depends on strong operational performance year after year, we condition a significant portion of our senior officers’ compensation on the attainment of specific long-term and short-term business objectives. This compensation is “at-risk” because it will decrease—or not be paid at all—if the performance goals are not achieved. If those goals are exceeded, however, compensation earned will be in excess of targeted levels.

Additionally, the Compensation Committee believes that equity awards create the most direct link between the company’s long-term operating performance and our senior officers’ compensation. Therefore, the majority of each senior officer’s annual direct compensation opportunity is delivered in the form of equity awards. Those awards provide the officers with significant upside compensation potential if the company performs well over time and as that performance is recognized by the equity markets.

The charts that follow depict the portion of each Named Executive Officer’s 2007 total direct compensation opportunity that was at-risk and that was tied to the company’s long-term performance:

John F. Brock

William W. Douglas III

Terrance M. Marks

As illustrated below, the portions of Messrs. Culhane’s and Higgins’s direct compensation opportunities that were at-risk and tied to long-term company performance are smaller than those of the other Named Executive Officers because they did not receive annual equity awards in 2007.

John J. Culhane

Shaun B. Higgins

Our Compensation is Competitive

To recruit and retain highly qualified executives, we believe it is necessary to provide total compensation opportunities that are competitive in the external market for executive talent. For 2007, we targeted each element of our senior officers’ direct compensation (base salary, annual incentive, and equity awards) at the median for officers in comparable positions within the external market.

To determine the appropriate external market, we considered two sets of market data. First, we identified consumer products companies representative of the market in which we compete for executive talent (referred to as our “peer group”). Second, we used additional market survey data provided by Mercer Human Resources Consulting (“Mercer”) to supplement peer group data for certain positions and to provide a broader market perspective. We believe that using this broader market data is appropriate because competition for the majority of our executive positions is not limited to companies within the consumer products arena.

To establish our compensation peer group for 2007, the Committee considered an analysis performed by Mercer that evaluated the companies comprising our previous peer group and several other consumer products companies. The analysis focused on identifying those companies that were substantially similar to ours with respect to a majority of the following operating characteristics:

•	Revenue

•	Market value

•	Earnings before interest and taxes

•	Market value as a percentage of revenue

•	EBIT margin

•	International revenue as a percentage of total revenue

•	Total assets

•	Revenue as a percentage of assets

As a result of this review, four of the companies that had been in our previous peer group—The Coca-Cola Company, PepsiCo, Eastman-Kodak, and Dean Foods—were eliminated from the group because they did not satisfy this operating-characteristics criterion, and one new company, Bristol-Meyers Squibb, was added. Therefore, the following companies comprised our 2007 compensation peer group:

Anheuser-Busch Companies, Inc.	Genuine Parts Company
Archer-Daniels-Midland Company	H.J. Heinz Company
Avon Products, Inc.	Kellogg Company
Bristol-Myers Squibb Company	Kimberly-Clark Corporation
Campbell Soup Company	Newell Rubbermaid, Inc.
Colgate-Palmolive Company	The Pepsi Bottling Group, Inc.
ConAgra Foods, Inc.	Sara Lee Corporation
General Mills, Inc.	Sysco Corporation

The Compensation Committee considered market data from this peer group as the starting point for its compensation decisions with respect to Messrs. Brock (our CEO), Douglas (our CFO), and Culhane (our general counsel). Too few of our peer group companies had positions comparable to the presidents of our two operating units during 2007 (Messrs. Marks and Higgins) to provide reliable comparative market data for those positions. Therefore, in reviewing these officers’ compensation, the Committee considered market data for heads of operating units at companies within Mercer’s 2006 Executive Compensation

Survey that had annual revenues of over $9.5 billion. This market data group (which we refer to as the “Fortune 250 Group”) was adjusted by Mercer to reflect the scale and scope of these officers’ positions. Although it was used only as a secondary reference, the Committee also compared pay opportunities for Messrs. Brock, Douglas, and Culhane to market data from companies participating in the Fortune 250 Group.

Our Compensation Decisions are Well-Informed

Market data is only the starting point for the Compensation Committee’s actual decisions regarding our senior officers’ compensation. The Committee also considers each officer’s skills, knowledge, experience, relative responsibilities within the executive leadership team, and individual performance. The Committee’s decisions are also informed by recommendations of management, the advice of its independent compensation consultant, and the effect of each decision on an officer’s current and potential future payments, as described below. With respect to Mr. Brock’s compensation, the Committee also considers the Governance and Nominating Committee’s evaluation of his performance.

Role of Management

Although the Compensation Committee establishes the company’s compensation philosophy and makes all determinations with respect to the compensation of our senior officers, the CEO and senior vice president of human resources are responsible for providing recommendations on various aspects of the executive compensation program and individual officers’ compensation (other than their own compensation). Such recommendations include, for example, the designs of our annual incentive and equity programs, including business goals and performance targets, and adjustments to senior officers’ compensation based on the CEO’s evaluation of individual performance. We believe that it is important for these officers’ input and recommendations to be part of the Compensation Committee’s decision-making process because they are familiar with both our business objectives and each officers’ contributions to the attainment of those objectives.

Role of Executive Compensation Consultants

Although management provides essential internal perspective on compensation program recommendations, we rely on our external compensation consultants for market data used in establishing our compensation peer group, as well as for guidance in compensation program designs. Additionally, an external consultant brings a substantive expertise and an objective perspective to the process of developing proposals for consideration by the Compensation Committee. Mercer served as management’s primary consultant with respect to 2007 executive compensation matters.

The Compensation Committee has engaged Frederic W. Cook & Co. as its independent consultant. In addition to informing the Committee of trends and other developments in executive compensation, the Cook firm reviews all market data and proposals regarding the compensation of our senior officers presented to the Committee. The Cook firm also evaluates proposed compensation plan designs and makes recommendations regarding CEO compensation. To ensure independence in its representation of the Committee, the Cook firm is prohibited from doing any business with the company or its management, though it may work directly with management on behalf of the Committee.

Committee’s Use of Tally Sheets

When making executive compensation decisions, the Compensation Committee analyzes individual officer tally sheets, which are prepared by management and reviewed by the Committee’s consultant. The Committee uses tally sheets to understand how its compensation decisions may affect each officer’s total compensation in a particular year and over a multi-year period. Tally sheets are also used to determine how current pay decisions could affect potential future post-termination payments, such as retirement benefits and severance payments. The Committee also reviews these tally sheets with the full board at least annually.

Elements of Our Executive Compensation Program

Each senior officer’s total direct compensation is comprised of:

•	base salary;

•	annual incentive opportunity; and

•	long-term equity opportunity.

The following section describes these elements and explains how they are designed to meet our executive compensation program’s objectives. In addition, information is provided about specific decisions that were made with respect to the Named Executive Officers’ compensation for 2007.

Base Salary

Our senior officers’ base salaries are intended to provide a fixed, baseline level of compensation that is not directly tied to the company’s performance, although individual performance does influence annual salary adjustments. We generally target senior officer base salaries to approximate the median of the competitive labor market, but we also consider an officer’s experience, individual performance, and relative responsibilities within the executive leadership team.

In February 2007, the Committee departed from its base compensation philosophy and approved across-the-board increases in the base salaries of the senior officers (other than Mr. Brock, whose base salary was not increased, at his request) by 3%. This decision was based largely on Mr. Brock’s recommendation that each officer should receive the same adjustment for 2007 because he had been our CEO for only a portion of 2006, and he therefore did not have an adequate basis for evaluating each officer’s full-year performance. The Committee also approved 2007 salaries of Messrs. Marks and Douglas that reflected additional increases of 7% and 9%, respectively, to bring their salaries closer to the median of their respective benchmarks.

The Committee approved base salaries, effective April 1, 2007, for the Named Executive Officers as follows:

Named Executive Officer	2007 Salary($)
Mr. Brock	1,100,000
Mr. Douglas	485,000
Mr. Culhane	437,000
Mr. Higgins	535,000
Mr. Marks	575,000

The base salary amounts actually earned by the Named Executive Officers during fiscal 2007 (which include three months of 2006 salary) are shown in the “Salary” column of the Summary Compensation Table on page 44.

Annual Incentive

We provide our senior officers with an annual cash incentive opportunity under our Executive Management Incentive Plan (“MIP”). Annual incentive opportunities under the MIP are primarily dependent on the company’s attainment of pre-established business performance goals for the year.

An analysis of our executive compensation program showed that the target award levels under the MIP had been, in recent years, above the median of our peer group for senior officer positions other than the CEO. Therefore, the Compensation Committee reduced the 2007 target annual incentive for those officers, setting each officer’s new target incentive by reference to one of two factors: the median target incentive for the officer’s position within the peer group or the officer’s relative responsibilities within the executive leadership team.

Specifically, the Compensation Committee approved adjusted target annual incentive opportunities for Messrs. Brock, Marks, and Culhane approximating the applicable peer group medians. The Committee approved annual incentive opportunities for Messrs. Douglas and Higgins approximating the 60th and 75th percentiles, respectively, of our peer group. Mr. Brock requested these above-median target award levels to provide Messrs. Douglas and Higgins annual incentive opportunities at the same percentage of salary (90%) as Mr. Marks. Mr. Brock felt that this parity in incentive opportunity was necessary to foster a team approach among our top leaders and to emphasize the comparable importance of the positions of Messrs. Marks (president of our North American business unit), Higgins (president of our European business unit), and Douglas (our CFO) in delivering the corporate-wide financial performance measured under the MIP.

Business Performance Goals

Annual incentives are based primarily on the company’s performance against the budget approved by the board of directors for company-wide operating income and return on invested capital (“ROIC”). We believe these measures are appropriate performance goals for our annual incentive because they are key indicators of our financial success and are generally within the control and influence of senior management.

In particular, the operating income goal focuses our senior officers on maximizing revenue and minimizing cost. This performance goal represents the larger portion (75%) of the annual incentive opportunity because it is the best measure of our profitability and drives a number of other important financial metrics (e.g., earnings per share, return on invested capital, etc.). In 2007, we included ROIC as a second MIP business goal in order to increase senior officers’ focus on producing operating income efficiently. We believe that linking a portion (25%) of the annual incentive to our annual ROIC budget will encourage management to maximize shareowners’ returns while carefully deploying capital.

For purposes of the MIP, predetermined adjustments are made to actual operating income results to eliminate any potential windfall or penalty for nonrecurring charges and gains. Adjustments to 2007 operating income, as reported in our financial statements, were made to reflect increases in our restructuring reserve, proceeds from legal settlements, gains on the sale of real estate, and variances in currency exchange rates. In calculating ROIC results, operating income is adjusted in the same manner as described above, and average invested capital is determined on a currency neutral basis.

A senior officer’s target annual incentive, which is expressed as a percentage of year-end base salary, is the award that would be earned if the company attained 100% of its annual budget for both operating income and ROIC. The total target award is the sum of the target awards for each performance goal. The total target award and the target awards for the business performance goals for each Named Executive Officer are as follows:

Named Executive Officer	Total Target Award (As a % of Base Salary)(%)	Operating Income Target Award (75% of Total Target Award)(%)	ROIC Target Award (25% of Total Target Award)(%)
Mr. Brock	125	93.75	31.25
Mr. Douglas	90	67.50	22.50
Mr. Culhane	70	52.50	17.50
Mr. Higgins	90	67.50	22.50
Mr. Marks	90	67.50	22.50

The minimum, target, and maximum performance levels, as well as the corresponding award levels for each business goal, are set forth below:

	Performance Level* (As a % of Target Performance)(%)	Corresponding Award Level* (As a % of Target Award)(%)
Minimum	91	10
Target	100	100
Maximum	108	200

*         Actual performance levels between 91% and 100% and between 100% and 108% and actual award levels between 10% and 100% and between 100% and 200% are determined based on a straight-line interpolation.

Calculation of Portion of the 2007 MIP Awards Attributable to Business Performance

The portion of the 2007 MIP awards related to business performance was calculated according to the following formula and based on the following performance results:

(Salary x Operating Income Award %) + (Salary x ROIC Award %)

•

Operating Income—The company achieved 99.5% of its operating income budget of $1.513 billion, taking into account actual results and predetermined adjustments, which resulted in an operating income award level of 95% of the senior officers’ target award for this goal.

•	Return on Invested Capital—The company achieved 101.8% of its ROIC budget of 7.4%, which resulted in an ROIC award level of 122.5% of the senior officers’ target award for this goal.

The business-performance portions of the Named Executive Officers’ 2007 MIP awards were determined as follows:

Named Executive Officer	2007 Salary($)	OI Payout (%)	OI Award($)	ROIC Payout (%)	ROIC Award($)	Business Goal Award($)
Mr. Brock	1,100,000	89.06	979,687	38.28	421,094	1,400,781
Mr. Douglas	485,000	64.13	311,006	27.56	133,678	444,684
Mr. Culhane	437,000	49.88	217,954	21.44	93,682	311,636
Mr. Higgins	535,000	64.13	343,069	27.56	147,459	490,528
Mr. Marks	575,000	64.13	368,719	27.56	158,484	527,203

Individual Performance Adjustments

Under the 2007 MIP, the annual incentive amounts earned with respect to company performance could be adjusted by the Compensation Committee to recognize and reward individual performance. Specifically, the individual performance factors were within ranges that corresponded to the following performance rating scale:

Performance Evaluation Rating	Individual Performance Factor
Exceeds Expectations	1.05 to 1.30
Meets Expectations	0.85 to 1.05
Does Not Meet Expectations	0.00 to 0.85

In considering any adjustment to Mr. Brock’s annual incentive, the Compensation Committee takes into consideration the Governance and Nominating Committee’s review of his performance. For 2007, the Committee adjusted Mr. Brock’s business performance award by a factor of 1.10 to recognize his 2007 accomplishments, which included establishing a global operating framework, initiating an aggressive long-term strategic plan, achieving 2007 business results in a very difficult operating environment, and launching significant corporate responsibility and sustainability initiatives.

The Committee based individual performance adjustments for the other senior officers on Mr. Brock’s evaluation of their performance against goals related to demonstrated leadership, comprehensive talent management and succession planning initiatives, realization of increased efficiencies, and achievement of functional or operational (as applicable) business results. The adjustment factors for the Named Executive Officers ranged from 1.00 to 1.15. Each Named Executive Officer’s total 2007 MIP incentive is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 44.

Long-term Equity Incentive Awards

We believe that equity awards are the most effective way to focus our leaders’ attention on the long-term performance of the company and to align their financial interests with those of our shareowners. As an employee’s level of responsibility increases, the percentage of his or her total compensation that is comprised of equity increases. As a result, our senior officers have relatively larger amounts of their total compensation at-risk than our other employees. Equity awards also serve as a retention tool because they vest only after specified periods of service, even if performance-vesting conditions have been met.

Over the past several years, we have decreased our use of stock options and increased our use of performance-based restricted stock and restricted stock units. The Compensation Committee believes that this recent emphasis on restricted stock/stock units in our equity mix is consistent with competitive market trends. More importantly, restricted stock/stock units make more efficient use of our equity program’s share reserves and reduce overall dilution because it takes fewer shares than options to deliver the same amount of incentive compensation opportunity. Still, because stock options provide value only if the price of the company’s stock increases, they remain an important component of our equity program. The 2007 total equity award value provided to our senior officers was allocated 40% to stock options and 60% to share units, based on the compensation expense to the company under Statement of Financial Accounting Standards 123R (“SFAS 123R”).

For the past several years, our annual equity awards included grants of performance share-based awards (restricted stock or restricted stock units) that vested only if specified increases in our stock price were achieved. In 2007, the Compensation Committee determined that the share-based portion of the annual award should be provided in the form of performance share units (“PSUs”). As described in more detail below, a PSU award is made as a “target award,” but the number of shares ultimately earned will be a multiple (or fraction) of the target award, based on the extent to which the applicable performance target is attained. We made this change to our share-based awards to emphasize our objective of paying higher compensation when performance targets are exceeded and paying lower, if any, compensation when targets are not achieved.

Although the starting point for determining the value of each senior officer’s equity award is the approximate median of our peer group, the Compensation Committee may increase or decrease award values based on individual performance. For 2007, Messrs. Brock, Douglas, and Marks received equity grants approximating the 60th percentile of our peer group. The Committee approved these above-median awards based on its assessment of Mr. Brock’s strong individual performance during his first year as our CEO, and, with respect to Messrs. Douglas and Marks, based on Mr. Brock’s assessment of their strong individual performances. These awards are summarized in the table that follows:

Named Executive Officer*	LTI Award Total($)	Share Unit Award Value (60%)($)	Share Units (at Target)(#)	Option Award Value (40%)($)	Stock Options(#)
Mr. Brock	6,200,000	3,720,000	144,100	2,480,000	233,300
Mr. Douglas	1,200,000	720,000	27,900	480,000	45,200
Mr. Marks	1,600,000	960,000	37,200	640,000	60,200

*        Messrs. Higgins and Culhane did not receive annual equity awards in 2007 because their departures had been announced prior to the equity grant date; thus, they are also not included in the stock option and PSU discussions and tables that follow.

2007 Performance Share Units

In 2007, each senior officer received a target PSU award which represents the number of shares that would be earned if our target goal related to compound annual growth rate in our earnings per share, as adjusted for the effect of certain predefined, nonrecurring items, (“EPS”) is achieved for the performance period of January 1, 2008 through December 31, 2010. We selected EPS as the performance goal because we believe that, over time, sustained growth in EPS is the primary driver of stock price and is an effective indicator of long-term company performance.

In setting the EPS targets for the 2007 PSU awards, the Committee considered several factors, including shareowner and analyst expectations, our three-year strategic business plan, the company’s past EPS performance, and the recent and future estimated EPS performance of leading consumer goods companies. Based on 2007 EPS of $1.39, the minimum, target, and maximum EPS performance goals and the corresponding award levels are provided below:

Compound Annual Growth Rate in EPS from 1/1/08–12/31/10*	Corresponding EPS at 12/31/10($)	Percentage of the PSU Target Award Earned(%)*
Less than 4%	< 1.56	0
Minimum – 4%	1.56	50
Target – 6%	1.66	100
Maximum – 12%	>= 1.95	200

*        Actual performance and award levels between 4% and 6% and between 6% and 12% will be determined based on a straight-line interpolation.

Additionally, senior officers must be employed until April 30, 2011 to meet the service condition to vest in the PSUs earned. Cash equal to the dividends that would have been paid during the performance period on the number of shares ultimately earned will be paid when shares are distributed. The 2007 PSU awards granted to Messrs. Brock, Douglas, and Marks are summarized in the table that follows and in the Grants of Plan-Based Awards Table on page 50.

Named Executive Officer	Minimum Shares(#)	Actual Grant Date Fair Value– Minimum Shares($)	Target Shares(#)*	Actual Grant Date Fair Value– Target Shares($)	Maximum Shares(#)	Actual Grant Date Fair Value– Maximum Shares($)
Mr. Brock	72,050	1,859,611	144,100	3,719,221	288,200	7,438,442
Mr. Douglas	13,950	360,050	27,900	720,099	55,800	1,440,198
Mr. Marks	18,600	480,066	37,200	960,132	74,400	1,920,264

*        Number of target shares awarded was determined by dividing the Share Unit Award Value noted above by the closing price of our stock on the grant date ($25.81) and rounding to the nearest 100 shares.

Stock Options

Stock options provide the opportunity for our senior officers to purchase shares of our stock at a predetermined price (the closing market price of our stock on the date the option is granted), and the officers can exercise this right during the life of the option once the option vests (i.e., becomes exercisable). Our officers realize income from these options only if our stock price increases (which benefits all shareowners).

For 2007, the Compensation Committee awarded stock options with a three-year graded vesting schedule and a ten-year term. The 2007 stock option awards to Messrs. Brock, Douglas, and Marks are summarized in the table that follows and in the Grants of Plan-Based Awards Table on page 50.

Named Executive Officer	Stock Options(#)*	Actual Grant Date Fair Value($)
Mr. Brock	233,300	2,479,979
Mr. Douglas	45,200	480,476
Mr. Marks	60,200	639,926

*        Number of options awarded was determined by dividing the Option Award Value noted above by the Black-Scholes value of the options on the grant date ($10.63) and rounding to the nearest 100 options.

2007 Performance-Based Restricted Stock Units

In May 2007, the Compensation Committee awarded certain senior officers performance-based restricted stock units to mitigate the decrease to their 2007 annual incentive targets, as described in the Annual Incentive section above. The purpose of this one-time transition award was to recognize that the reduction in annual incentive targets occurred while the company’s operating environment posed special challenges, including substantial increases in our cost of goods and changes to our North American business unit’s operational model.

These restricted stock awards are subject to both service and performance conditions to vesting. The service condition requires continuous employment until the one-year (with respect to one-half of the award) and two-year (with respect to the other half of the award) anniversaries of the grant date. The performance condition requires that, within five years after the grant date, our stock price average at least 125% of the grant date closing price over twenty consecutive days.

The restricted stock unit awards granted to the Named Executive Officers, other than Mr. Brock (because his annual incentive percentage was not adjusted), are summarized in the table that follows and in Grants of Plan-Based Awards Table on page 50:

Named Executive Officer	Restricted Stock Units(#)	Actual Grant Date Fair Value($)
Mr. Douglas	2,547	56,136
Mr. Culhane	6,885	151,745
Mr. Higgins	2,809	61,910
Mr. Marks	3,019	66,539

Total Direct Compensation for Named Executive Officers

The Summary Compensation Table that appears on page 44 provides specific compensation information for our Named Executive Officers as required by SEC regulations. However, the Summary Compensation Table does not present the Named Executive Officers’ 2007 direct compensation opportunities (base salary, annual incentive, and equity awards) in a manner consistent with the Compensation Committee’s view of those opportunities during its compensation decision-making process. For example, the Summary Compensation Table reflects salaries actually earned in 2007 (as opposed to new 2007 salaries, effective April 2007) and the expense recognized in 2007 for prior years’ equity awards (as opposed to the value of 2007 equity awards).

The following summary reflects how the Compensation Committee views the direct annual compensation opportunities provided to our Named Executive Officers for 2007, as well as their total targeted compensation for 2007. The summary also shows the extent to which the total actual direct compensation was higher than the targeted direct compensation as a result of the above-target incentive awards earned for 2007 performance.

Name	Salary($)(1)	Target Annual Incentive($)(2)	Value of PSU Awards($)(3)	Value of Stock Option Awards($)(4)	Value of RSU Awards($)(5)	Total Targeted Direct Compensation($)	Above- Target Incentive Awarded($)(6)	Total Actual Direct Compensation($)
Mr. Brock	1,100,000	1,375,000	3,720,000	2,480,000	0	8,675,000	165,859	8,840,859
Mr. Douglas	485,000	436,500	720,000	480,000	56,136	2,177,636	74,887	2,252,523
Mr. Culhane	437,000	305,900	—	—	151,745	894,645	5,736	900,381
Mr. Higgins	535,000	481,500	—	—	61,910	1,078,410	33,555	1,111,965
Mr. Marks	575,000	517,500	960,000	640,000	66,539	2,759,039	62,423	2,821,462

(1)        Represents base salaries effective April 1, 2007. The actual salaries earned during 2007 (three months of 2006 base salaries and nine months of the 2007 base salaries noted above) are provided in the Salary column of the Summary Compensation Table.

(2)        Represents target annual incentive opportunities for 2007. The actual annual incentives paid for 2007 are provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(3)        Represents the targeted value of the 2007 PSU awards. The expense recognized during 2007 for the PSU awards is provided in the Stock Awards column of the Summary Compensation Table.

(4)        Represents the targeted value of the 2007 stock option awards. The expense recognized during 2007 for the option awards is provided in the Option Awards column of the Summary Compensation Table.

(5)        Represents the value of the 2007 restricted stock unit awards. The expense recognized during 2007 for the restricted stock unit awards is provided in the Stock Awards column of the Summary Compensation Table.

(6)        Represents the amount by which the annual incentives earned exceeded the target awards (due to above-target business and, in some cases, individual performance). The actual total annual incentive paid for 2007 is provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Executive Benefit Programs

Executive Severance Program

We maintain an executive severance program that provides transition benefits to officers whose employment is involuntarily terminated without cause or who are actually or constructively terminated within two years after a change in control of the company. The program has three components:

•	Salary and partial annual incentive continuation under the Executive Severance Plan;

•	Accelerated vesting of equity awards; and

•	Enhanced pension accruals under our Executive Pension Plan.

We believe that it is appropriate to provide severance benefits to our officers for the following reasons:

•

We generally do not enter into employment agreements or other arrangements with our officers that would provide for post-termination benefits, so providing severance benefits to executives under the circumstances described above is consistent with the competitive realities of the market.

•

Having a formal severance plan assists the company in the recruitment of talented executives, since having the assurance of fixed benefits under certain separation events can mitigate the potential risk of leaving a prior employer or foregoing other opportunities in order to join our company.

•	Providing severance benefits to officers affected by changes in management promotes the orderly transition of responsibilities.

•

Incorporating “termination following a change of control” provisions into the severance plan helps ensure that, if such an event occurs or is contemplated, senior management can act in the best interests of shareowners without concern for their personal financial situations.

During 2007, the Compensation Committee approved severance benefits for Messrs. Higgins and Culhane in conjunction with their involuntary terminations. In both cases, the above rationales for maintaining a severance program were validated by the fact that these senior officers remained active and engaged members of the executive leadership team even after their departures were announced.

In Mr. Higgins’s case, he remained focused on delivering business results for the European Group while supporting the transition of his responsibilities to his successor. To further promote Mr. Higgins’s engagement through the end of 2007, the Committee approved a one-month extension of benefits under our International Assignment Program so that he would not be distracted during 2007 by events related to repatriation and moving from London.

Similarly, Mr. Culhane not only remained focused on his responsibilities for six months following the announcement of his departure, but he agreed to continue as our general counsel during the first quarter of 2008 to transition his duties following the appointment of a new general counsel. Further, his severance agreement was conditioned on his agreeing to provide consulting services for two years after his departure to support his successor and to remain available to advise management. The Committee modified the terms of a special equity award made to Mr. Culhane in 2004 to permit service conditions to vesting to be met during this consulting period, but he will not receive any additional compensation for these services.

The potential benefits provided under our severance program to the Named Executive Officers in the event of a December 31, 2007 termination are discussed under the “Potential Payments upon Termination or Change in Control” section that begins on page 61. The actual severance benefits payable to Mr. Higgins, whose termination became effective December 31, 2007, are also provided.

Use of Company Aircraft

The company operates aircraft that are used by our senior officers and other members of senior management to conduct company business. While our aircraft are generally used only for company business, for personal security reasons, Mr. Brock is required by the board of directors to use company aircraft for all air travel—both business and personal. Other senior officers make limited use of company aircraft for personal travel with the permission of the CEO.

Any time an officer makes personal use of company aircraft, the value of that use (determined under the U.S. Department of Transportation’s standard industry fare level) is added to their reported compensation, and they are responsible for paying any income taxes attributable to that use. The incremental cost to the company of our Named Executive Officers’ personal aircraft usage is included in the “All Other Compensation” column of the Summary Compensation Table on page 44.

Other Benefits and Programs

Our senior officers participate in our company-sponsored benefit programs on generally the same basis as other nonbargaining employees. These benefits are designed to provide protection against the financial catastrophe that can result from illness, disability, or death, and to provide a reasonable level of retirement income based on years of service with the company.

Defined Benefit Pension Plans

Our senior officers participate in the company’s tax-qualified defined benefit pension plan on the same terms as the rest of our salaried employees. The Internal Revenue Code limits the amount of pension benefits that can be accrued under a tax-qualified defined benefit pension plan, which means that highly compensated employees cannot accrue benefits based on their full compensation. To offset the impact of these limits and to provide enhanced pension benefits, our senior officers also participate in a nonqualified defined benefit pension plan available only to certain management and highly compensated employees.

The actuarial present values as of September 30, 2007 of the accumulated pension benefits of the Named Executive Officers are shown in the Pension Benefits Table, which begins on page 58. Other information about our defined benefit plans is provided in the narrative following the table.

401(k) and Nonqualified Deferred Compensation Plans

Our senior officers are eligible to participate in our tax-qualified 401(k) plan and our nonqualified deferred compensation plan. The nonqualified deferred compensation plan allows our highly compensated employees to defer receipt of a portion of their salary and annual incentive without regard to the limits that apply under tax-qualified plans. Participants in these plans are eligible for a matching contribution equal to 25% of each dollar contributed to the plans, up to combined deferrals of 7% of salary and annual incentive amounts.

The Named Executive Officers’ 2007 contributions to the nonqualified deferred compensation plan, together with company contributions and aggregate earnings credited to the officers’ accounts during fiscal 2007 and total account balances as of the end of 2007, as well as other information about that plan, are provided in the Nonqualified Deferred Compensation Table and accompanying narrative, which begin on page 59. Company contributions to the Named Executive Officers’ 401(k) and nonqualified deferred compensation plan accounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 44.

Relocation and International Assignment Programs

We provide additional compensation and reimbursements to our employees for purposes of facilitating and supporting their relocation or international assignments. Taxes on certain expenses associated with relocation (U.S. and international) are also reimbursed (“grossed up”) in accordance with the Company’s relocation programs. However, there are no tax gross-ups for cash allowances under our international assignment program.

During 2007, Mr. Higgins was on assignment outside in Europe. Amounts related to Mr. Higgins’s international assignment are included in the “All Other Compensation” column of the Summary Compensation Table on page 44. Additionally, Mr. Higgins will continue to receive benefits under the International Assignment Program in 2008 as he is repatriated to the United States.

Health and Welfare Benefits

The company maintains for all of its full time, nonunion employees medical, dental, vision, and prescription drug insurance, life insurance, accidental death and dismemberment insurance, and disability insurance programs, as well as customary vacation and leave of absence policies. Our senior officers, including the Named Executive Officers, are eligible to participate in these programs generally on the same basis as the rest of our salaried employees. In addition, our senior officers are eligible for annual physical examinations and are eligible to participate in a disability plan that provides for benefits in excess of those provided to other employees. The incremental cost to the company of our Named Executive Officers’ physical examination and supplemental disability benefits is included in the “All Other Compensation” column of the Summary Compensation Table on page 44.

Additional Information

The following additional information may assist the reader in better understanding the company’s compensation practices and principles.

Equity Award Grant Policies

The Compensation Committee is solely responsible for making or modifying equity awards to our senior officers. The board of directors has delegated authority to Mr. Brock (in his capacity as a director) to make and modify equity awards to employees other than senior officers, provided that the compensation expense of such awards is less than $250,000 per individual. Further, the aggregate expense of all such awards and modifications may not exceed $3 million unless a report has been made to the Compensation Committee.

The Compensation Committee has adopted a policy that sets the exercise price for stock option grants as the closing share price on the grant date. The “grant date” is defined as the date on which both final approval of a grant has occurred (unless a later date has been expressly designated) and all of the elements of the grant are known (e.g., exercise price and number of options or shares granted). Our policy also requires the grant date for equity awards be set according to the following requirements:

Annual Grants. The grant date for any annual equity grant to members of the board of directors, senior officers, and other management employees will be the fifth trading day following the release of the company’s quarterly earnings report for a fiscal quarter, and such grant date must be set at a regularly scheduled meeting of the Compensation Committee that occurs at least two months before the grant date.

Other Grants. The grant date for any other equity grant may only be the first trading day of a calendar month, and the grant date for any recruitment or promotional equity grant may be made only on the first trading day of the calendar month next following the later of the effective date of the approval of the grant or the employee’s hire or promotion date.

Stock Ownership Policy

The Compensation Committee reinforces our objective to link compensation to the long-term success of the company by requiring that each senior officer acquire and maintain significant levels of ownership of the company’s equity within five years of his or her employment in, or promotion into, a senior officer position. The minimum required equity ownership is five times base salary for the CEO and three times base salary for other senior officers. These ownership levels are based on shares of company stock owned by the executive and his or her immediate family, shares or share credits in our 401(k) and nonqualified deferred compensation plans, and restricted stock or restricted stock units for which the performance conditions to vesting have been met (limited to no more than one-half of the required ownership level). The stock ownership policy also prohibits any executive from engaging in hedging strategies using puts, calls, and other derivative securities based on the value of the company’s stock.

Tax and Accounting Considerations

The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our incentive and equity compensation plans and recommending and approving compensation. Although we design our plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.

One of these objectives, paying for performance, is particularly consistent with the requirements of Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1 million the tax deduction available to a public company for compensation paid for any fiscal year to the company’s chief executive officer and to each of the four other most highly compensated executive officers (other than the CFO) unless such compensation is “performance-based.” To maximize the tax deductibility of our compensation programs, we have designed our annual incentive program and equity awards to meet the requirements of performance-based compensation. For example, the annual incentive program is designed so that no award is payable to our senior officers unless a threshold operating income goal is satisfied. If the goal is met, a maximum incentive amount is earned, but that amount is then subject to the Compensation Committee’s exercise of negative discretion.

By designing our annual incentive program in this manner, each senior officer’s full annual incentive amount, even the amount based on individual performance, is “performance-based” under Section 162(m) and therefore deductible by the company. However, the Compensation Committee does have the discretion to use compensation elements that may not be tax deductible under Section 162(m), if the Committee determines that those elements are consistent with the objectives of our compensation program.

Compensation Summary and Related Tables

Summary Compensation Table

The table below summarizes the total compensation earned during 2006 and 2007 by our Named Executive Officers, as determined as of December 31, 2007.

Name and Principal Position	Year	Salary($)		Bonus($)	Stock Awards($)(1)	Option Awards($)(2)	Non-Equity Incentive Plan Compen- sation($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compen- sation($)(5)	Total($)(6)
John F. Brock	2007	1,109,067		0	1,161,227	3,862,377	1,540,859	784,611	343,807	8,801,948
President and Chief Executive Officer	2006	751,667	(7)	1,038,400	356,018	2,325,705	0	60,876	303,459	4,836,125

William W. Douglas III	2007	475,248		0	688,034	403,593	511,387	45,809	13,943	2,138,014
Senior Vice President and Chief Financial Officer	2006	422,500		324,719	470,370	260,589	0	27,308	7,039	1,512,525

John J. Culhane	2007	437,352		0	962,900	259,884	311,636	170,310	1,570,910	3,712,992
Executive Vice President and General Counsel	2006	420,250		320,188	845,550	896,896	0	88,483	8,621	2,579,988

Shaun B. Higgins	2007	535,660		0	1,062,378	156,185	515,055	299,850	3,093,675	5,662,803
Executive Vice President and President, European Group	2006	515,875		392,683	842,760	736,278	0	91,613	563,384	3,142,593

Terrance M. Marks	2007	565,988		0	969,283	427,262	579,923	264,443	64,305	2,871,204
Executive Vice President and President, North American Group	2006	491,687		392,683	748,156	328,533	0	75,502	30,101	2,066,662

(1)        Amounts shown reflect the compensation cost recognized (rather than an amount paid or realized) in the applicable fiscal year with respect to stock awards granted in 2006 or 2007, as applicable, and prior fiscal years, as determined in accordance with SFAS 123R. There can be no assurance that these SFAS 123R amounts will ever be realized by the executives. The assumptions used in determining these amounts are provided in the following table:

Assumption**	Years Ended December 31,
	2007	2006	Pre-2006
Dividend yield	1.0%	1.1%	N/A
Expected volatility	30.0%	33.6%	N/A
Risk-free interest rate	4.3%	5.1%	N/A

**         No assumptions were made regarding nontransferability or risk of forfeiture. Further details regarding these assumptions are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Reports on Form 10-K for fiscal years ended December 31, 2006 and 2007.

The grant date SFAS 123R value of these awards is generally expensed over the number of months of service required for the award to become nonforfeitable. The compensation cost associated with 2007 awards of performance share units (“PSUs”) was determined by taking into account the current probability that applicable performance targets for the 2008 through 2010 performance period under the PSUs will be met or exceeded.

Dividends and dividend equivalents were taken into account in arriving at the fair value of the restricted stock, restricted stock units, and PSUs awarded to the Named Executive Officers; thus, they have not been separately disclosed.

Amount shown for Mr. Higgins includes $369,147 in expense reversal associated with the forfeiture of 30,128 restricted stock units upon his termination of employment with the company.

Stock award expense amounts (and, in turn, the total aggregate compensation amounts) shown for 2006 reflect corrections to the expense amounts provided in our proxy for the fiscal year ended December 31, 2006.

(2)        Amounts shown reflect the compensation cost recognized (rather than an amount paid or realized) in the applicable fiscal year with respect to stock option awards granted in 2006 or 2007, as applicable, and prior fiscal years, as determined in accordance with SFAS 123R. There can be no assurance that these SFAS 123R amounts will ever be realized by the executives. The assumptions used in determining these amounts are provided in the following table:

Assumption**	Years Ended December 31,
	2007	2006	2005	2004
Dividend yield	1.0%	1.2%	0.7%	0.4%
Expected volatility	30.0%	32.7%	30.0%	40.0%
Risk-free interest rate	4.3%	4.9%	3.9%	3.5%
Expected life	7.3 years	7.4 years	6.0 years	6.0 years

**        No assumptions were made regarding nontransferability or risk of forfeiture. Further details regarding these assumptions are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2006 and 2007.

The grant date SFAS 123R value of the options is generally expensed over the number of months of service required for the award to become nonforfeitable. Unvested stock options of employees who are at least 55 and whose age and service total at least 75 (“Rule of 75”) become immediately vested upon their retirement, so the entire fair value of such employees’ option awards are expensed in the year of grant. Messrs. Culhane and Higgins qualified for Rule of 75 treatment in 2006, so the full fair value of their 2006 option awards was expensed in 2006 (and they did not receive options in 2007).

Stock option expense amounts (and, in turn, the total aggregate compensation amounts) shown for 2006 reflect corrections to the expense amounts provided in our proxy for the fiscal year ended December 31, 2006.

(3)        Amounts shown reflect the Named Executive Officers’ annual incentive earned during 2007 under the Executive Management Incentive Plan (“MIP”). These amounts were approved by the Compensation Committee at its February 7, 2008 meeting and were paid in March 2008. Amounts shown are not reduced to reflect deferrals, if any, to qualified or nonqualified deferred compensation plans.

(4)        Amounts shown reflect the change in the actuarial present value of the Named Executive Officers’ accumulated benefits under all defined benefit plans from September 30, 2006 to September 30, 2007 (the plans’ 2006 and 2007 “measurement dates” for financial statement reporting purposes).

(5)        Amounts shown as “All Other Compensation” include the following for 2007:

Compensation Category	Mr. Brock	Mr. Douglas	Mr. Culhane	Mr. Higgins	Mr. Marks
Incremental Cost of Personal Use of Company Aircraft($)(a)	319,075	—	—	—	44,566
International Assignment Program Payments($)(b)	—	—	—	969,735	—
Company Contributions to Defined Contribution Plans($)(c)	19,546	10,704	—	15,989	16,500
Accrued Severance Benefits($)(d)	—	—	1,566,536	2,085,194	—
Reimbursement of Taxes($)(e)	—	—	—	20,142	—
Miscellaneous Payments/Benefits($)(f)	5,186	3,239	4,374	2,615	3,239

Total($)	343,807	13,943	1,570,910	3,093,675	64,305

(a)        Amounts shown reflect the incremental cost of personal use of company aircraft by the Named Executive Officers during 2007. Mr. Brock’s personal usage includes $33,313 for travel related to attendance at meetings of an outside board of directors on which he served during 2007. Although our board of directors supported Mr. Brock’s service on the outside board and believes that such service provides him with experience that benefits the company, this amount has been attributed to him as personal use.

These amounts were calculated based on the variable operating costs to the company for each flight hour attributed to personal use (as well as any flight hours attributable to empty pick-up or return flights), including fuel costs; labor, parts, and maintenance costs; landing and parking fees; on-board catering costs; and crew expenses during layovers. These per-hour costs were determined by using industry-standard cost-estimating guides, which were, during 2007, updated semi-annually. Because company aircraft are used primarily for business purposes, the amounts provided exclude fixed costs, such as pilot salaries and training and overhead costs associated with our aircraft hangar.

(b)        During 2007, Mr. Higgins was on international assignment. The amount shown includes the following amounts, each of which was provided in accordance with our international assignment program:

Type of Payment	Amount($)
Company-paid foreign taxes	612,390
Annual rental and quarterly service charges associated with the London apartment provided to Mr. Higgins in 2007	233,457
Cost-of-living/host country allowances	85,367
Reimbursements/payments for utilities, transportation, household goods storage, phone usage, home leave, emergency leave, and repatriation allowances	38,521

Total	969,735

The company reimbursed Mr. Higgins for his expenses in U.S. dollars using an average exchange rate for the month during which Mr. Higgins incurred the expenses (except with respect to the apartment rental payments, as noted above). The average exchange rate used by the company for these purposes was comprised of the average daily exchange rate for all business days in the month immediately preceding the month during which Mr. Higgins incurred the expenses.

(c)        Amounts shown reflect aggregate company matching contributions made on the Named Executive Officers’ behalf under our 401(k) plan and our nonqualified supplemental savings plan. Currently, the matching contribution rate for the plans is 25% on combined deferrals of up to 7% of a participant’s salary and annual incentive.

(d)        Mr. Higgins’s termination of employment was effective December 31, 2007, at which time the severance agreement into which he entered during 2007 took effect. Mr. Culhane’s termination of employment will not be effective until 2008, at which time, the severance agreement into which he entered during 2007 will take effect. Amounts shown include cash payments under the terms of the Executive Severance Plan of $1,363,440 for Mr. Culhane and $1,850,400 for Mr. Higgins, which payments will be made over a twenty-four month period.

   Amounts shown also include the present value of the pension benefits attributable to the two years of additional service credit provided to Messrs. Culhane and Higgins under the terms of the Executive Pension Plan. These values are $203,096 and $234,794 for Messrs. Culhane and Higgins, respectively.

(e)        Amounts shown reflect reimbursement of taxes for amounts paid or imputed under our International Assignment Program.

(f)        Amounts shown reflect the value of company-paid premiums for coverage under a supplemental long-term disability plan for executives and the actual cost of benefits under our executive physical plan.

(6)        The following chart provides a summary of each Named Executive Officer’s total cash compensation relative to his total aggregate compensation for 2007.

	Mr. Brock	Mr. Douglas	Mr. Culhane	Mr. Higgins	Mr. Marks
Total Cash Compensation($)(a)	2,649,926	986,635	748,988	1,050,715	1,145,911
Total Aggregate Compensation($)(b)	8,801,948	2,138,014	3,712,992	5,662,803	2,871,204
Total Cash Compensation as a Percentage of Total Aggregate Compensation(%)	30.11	46.15	20.17	18.55	39.91

(a)        Amounts shown are the sum of the amounts from the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(b)        Amounts shown are from the “Total” column of the Summary Compensation Table. The equity component of these totals reflects amounts expensed in 2007 (including amounts related to pre-2007 awards); the full grant-date fair value of 2007 equity awards is not included. Totals for Messrs. Culhane and Higgins include the value of cash-based and pension-based severance benefits.

(7)        Amount shown reflects Mr. Brock’s base salary from April 25, 2006 through December 31, 2006, which was his period of employment with the Company during 2006.

Grants of Plan-Based Awards

The table below summarizes the equity awards made to the Named Executive Officers during 2007. The following paragraphs describe the general terms of these awards; however, the provisions of these awards that apply upon a grantee’s termination of employment under various scenarios are summarized in the “Potential Payments upon Termination or Change in Control” section below.

   Annual Incentive Compensation

The company provided an annual cash incentive opportunity to executives under the 2007 Executive Management Incentive Plan (“MIP”). A description of the MIP’s design, relevant performance targets and actual performance, and each Named Executive Officer’s actual 2007 MIP award are provided in the CD&A section above.

   Equity Granted Under Employment Agreement with our Chief Executive Officer

Mr. Brock’s employment agreement provides for a one-time award on April 25, 2006 to Mr. Brock of stock options for 900,000 shares of the company’s stock.

•	Options vest in one-third increments in April of 2007, 2008, and 2009.

•	One-half of the options (450,000) vests only if our stock price appreciates by at least 25% over the grant date stock price of $20.69. (This condition was met in December 2007.)

•	The other one-half of the options (450,000) vests only if our stock price appreciates by at least 50% over the grant date stock price of $20.69.

   Annual Stock Option Awards

On October 31, 2007, Messrs. Brock, Douglas, and Marks were awarded stock options with an exercise price of $25.81. These options vest in one-third increments on October 31, 2008, 2009, and 2010. Vested options may be exercised for ten years after the date of grant, assuming continued employment.

   Annual Performance Share Unit Awards

On October 31, 2007, Messrs. Brock, Douglas, and Marks were awarded performance share units (“PSUs”), which entitle them to shares of Company stock if the vesting conditions summarized below are satisfied.

Vesting. Generally, the 2007 PSUs will vest only upon satisfaction of both the service and performance conditions summarized below:

•	The service condition will be satisfied upon the earliest to occur of continued employment until April 30, 2011, death, or disability.

•

The awards specify the number of shares that each senior officer will earn (the “target award”) if the company’s target goal related to earnings per share growth is achieved over the performance period of January 1, 2008 through December 31, 2010. The award also specifies threshold and maximum performance goals and the associated number of PSUs that will be earned for those levels of performance.

The following is a summary of the performance and PSU payout levels for the 2007 PSU awards.

Compound Annual Growth Rate in EPS from January 1, 2008– December 31, 2010	Corresponding EPS at 12/31/10($)	Percentage of the PSU Target Award Earned(%)*
Less than 4%	< 1.56	0
Minimum—4%	1.56	50
Target—6%	1.66	100
Maximum—12%	> = 1.95	200

*	Actual performance and award levels between 4% and 6% and between 6% and 12% will be determined based on a straight-line interpolation, rounded to the nearest 100th of a percent.

The Grants of Plan-Based Awards table below shows, for Messrs. Brock, Douglas, and Marks, the threshold, target, and maximum number of shares that each may earn under his 2007 PSU award.

Dividend Equivalents. Each PSU grantee will receive a cash payment equal to the dividends that would have been paid on the number of shares of stock, if any, ultimately earned under the PSU award if the grantee had held those shares from November 1, 2007 through April 30, 2011.

   Restricted Stock Unit Awards

On May 1, 2007, the Named Executive Officers (with the exception of Mr. Brock) were awarded performance-based restricted stock units (“RSUs”), which entitle them to shares of company stock if the vesting conditions summarized below are satisfied.

Vesting. Generally, the 2007 RSUs will vest only upon satisfaction of both the service and performance conditions summarized below:

•	The service condition (i.e., requirement of continued employment) will be satisfied with respect to one-half of each award on May 1, 2008, and with respect to the remaining one-half on May 1, 2009.

•

To satisfy the performance condition, the company’s closing stock price must, prior to May 1, 2012, average $27.55 (a 25% increase over the May 1, 2007 closing price of $22.04) for twenty consecutive days.

Grants of Plan-Based Awards
Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
John F. Brock
2007 Executive MIP	2/8/2007	2/8/2007	34,375	1,375,000	3,575,000
2007 Incentive Award Plan (Options)	10/31/2007	10/23/2007							233,300	25.81	2,479,979
2007 Incentive Award Plan (PSUs)	10/31/2007	10/23/2007				72,050	144,100	288,200			7,438,442

William W. Douglas III
2007 Executive MIP	2/8/2007	2/8/2007	10,913	436,500	1,134,900
2004 Stock Award Plan (RSUs)	5/1/2007	2/8/2007					2,547				56,136
2007 Incentive Award Plan (Options)	10/31/2007	10/23/2007							45,200	25.81	480,476
2007 Incentive Award Plan (PSUs)	10/31/2007	10/23/2007				13,950	27,900	55,800			1,440,198

John J. Culhane
2007 Executive MIP	2/8/2007	2/8/2007	7,648	305,900	795,340
2004 Stock Award Plan (RSUs)	5/1/2007	2/8/2007					6,885				151,745

Shaun B. Higgins
2007 Executive MIP	2/8/2007	2/8/2007	12,038	481,500	1,251,900
2004 Stock Award Plan (RSUs)	5/1/2007	2/8/2007					2,809				61,910

Terrance M. Marks
2007 Executive MIP	2/8/2007	2/8/2007	12,938	517,500	1,345,500
2004 Stock Award Plan (RSUs)	5/1/2007	2/8/2007					3,019				66,539
2007 Incentive Award Plan (Options)	10/31/2007	10/23/2007							60,200	25.81	639,926
2007 Incentive Award Plan (PSUs)	10/31/2007	10/23/2007				18,600	37,200	74,400			1,920,264

(1)         At its February 2007 meeting, the Compensation Committee approved the terms and value of the special restricted stock units (“RSUs) noted above (and described in further detail in the narrative preceding this table) and, consistent with its policy for special equity grants, set the grant date as May 1, 2007 (the first trading day of May). At its October 2007 meeting, the Committee approved the terms and value of the annual option and PSU awards noted above (and described in further detail in the narrative preceding this table). Consistent with its policy for annual equity grants, the Committee, at its July 2007 meeting, set the grant date for the PSU and option awards as October 31, 2007 (the fifth business day following the release of the Company’s third quarter earnings results).

(2)        For purposes of this table, we have applied an individual performance factor of 1.0 for each officer under the threshold and target MIP award amounts so that the incentive amount payable for the minimum and target levels of business performance are described. However, because the maximum incentive amount could have been earned by applying a 1.30 performance factor, this feature of the MIP is reflected in the maximum incentive amount. Accordingly, the threshold, target, and maximum awards for the business goals, as noted above, were determined under the 2007 Executive MIP, as follows:

•

The threshold incentive amount provided above recognizes the amount that would have been payable if the ROIC business goal (25% of the total target award opportunity) had been achieved at 91% of target (resulting in an award at 10% of the ROIC target award) and if the minimum operating income goal (75% of the total target award opportunity) had not been achieved. Business performance below 91% for both targets would have resulted in no incentive payment.

•

The target incentive amounts provided above would have been payable if both the ROIC and the operating income business goals had been achieved at target levels (resulting in an award at 100% of target incentive for each business goal).

•

The maximum incentive amounts provided above would have been payable if both the ROIC and operating income goals had been achieved at or above 108% of target levels (resulting in an award at 200% of target bonus) and the officer’s individual performance factor had been the maximum of 1.30.

Individual performance factors below 1.00 could have reduced each of the amounts shown above to as little as $0. Payments under the MIP (the amounts of which are provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table) were approved at the Committee’s February 2008 meeting and will be made in March 2008.

(3)        With respect to PSUs, the amounts shown are the threshold, target, and maximum numbers of shares of company stock that may be earned, based on the extent to which the EPS target goal is met under the 2007 PSU Awards. With respect to RSUs, the amounts shown are the numbers of shares of company stock that may be earned if applicable vesting conditions are satisfied.

(4)        The exercise price of options granted in 2007 is the closing price of the company’s stock on the applicable grant date, as reported in the New York Stock Exchange Composite Transactions listing.

(5)   •    The fair value of the May 1, 2007 restricted stock unit awards was determined             using the binomial valuation model.

•

The fair value of the October 31, 2007 PSUs was determined using the maximum number of shares that may be awarded under the PSUs and the Black-Scholes valuation model (effectively, the maximum number of shares multiplied by the closing price of the company’s stock on the grant date).

•	The fair value of the October 31, 2007 stock option awards was determined under the Black-Scholes valuation model.

Dividend equivalents provided under the restricted stock unit and PSU awards were taken into account in determining the fair value of the underlying awards. No assumptions were made regarding the nontransferability for any of the 2007 awards. The assumptions used in determining the amounts discussed in this footnote are described in the tables following footnotes 1 and 2 to the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-end

The table below summarizes the Named Executive Officers’ equity awards that were unvested or unexercised, as applicable, as of December 31, 2007.

Name	Grant Date	Option Awards							Stock Awards
		Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
John F. Brock
Options	4/25/2006	150,000	300,000	(1)	450,000	(1)	20.69	4/25/2016
Options	8/3/2006	85,000	170,000	(2)			21.79	8/3/2016
Options	10/31/2007		233,300	(3)			25.81	10/31/2017
RSUs	8/3/2006											183,550	(6)	4,777,807
PSUs	10/31/2007											72,050	(7)	1,875,462

William W. Douglas III
Options	7/26/2004	20,000					25.53	7/26/2014
Options	9/1/2005	26,666	13,334	(4)			22.31	9/1/2015
Options	8/3/2006	23,341	46,684	(2)			21.79	8/3/2016
Options	10/31/2007		45,200	(3)			25.81	10/31/2017
Restricted Stock	7/26/2004								7,000	(8)	182,210
Restricted Stock	12/13/2004								25,000	(9)	650,750
Restricted Stock	9/1/2005								26,000	(10)	676,780	26,000	(10)	676,780
RSUs	8/3/2006											50,525	(6)	1,315,166
RSUs	5/1/2007											2,547	(11)	66,298
PSUs	10/31/2007											13,950	(7)	363,119

John J. Culhane
Options	2/1/2002	20,000					16.11	2/1/2012
Options	2/3/2003	25,000					21.95	2/3/2013
Options	2/26/2004	75,000					23.61	2/26/2014
Options	12/13/2004	33,333	67,667	(5)			20.74	12/13/2014
Options	9/1/2005	26,666	13,334	(4)			22.31	9/1/2015
Options	8/3/2006	14,158	28,317	(2)			21.79	8/3/2016
Restricted Stock	2/26/2004								35,000	(12)	911,050
Restricted Stock	12/13/2004								50,000	(13)	1,301,500
Restricted Stock	9/1/2005								9,000	(14)	234,270	15,000	(14)	390,450
RSUs	8/3/2006											30,600	(6)	796,518
RSUs	5/1/2007											6,885	(11)	179,217

Shaun B. Higgins
Options	1/2/1998	8,100					40.14	1/2/2008
Options	1/2/1998	8,100					46.16	1/2/2008
Options	1/2/1998	8,100					53.09	1/2/2008
Options	1/2/1998	8,100					61.05	1/2/2008
Options	1/2/1998	8,100					70.21	1/2/2008
Options	1/4/1999	3,000					40.32	1/4/2009
Options	1/4/1999	3,000					46.37	1/4/2009
Options	1/4/1999	3,000					53.33	1/4/2009
Options	1/4/1999	3,000					61.32	1/4/2009
Options	1/4/1999	3,000					70.52	1/4/2009
Options	1/4/1999	5,432					35.06	1/4/2009
Options	12/14/1999	34,000					20.81	12/14/2009
Options	12/14/1999	34,000					23.93	12/14/2009
Options	12/14/1999	34,000					27.52	12/14/2009
Options	12/14/1999	34,000					31.65	12/14/2009
Options	1/2/2001	20,400					20.52	1/2/2011
Options	1/2/2001	20,400					22.57	1/2/2011
Options	1/2/2001	20,400					24.83	1/2/2011
Options	1/2/2001	20,400					27.31	1/2/2011
Options	2/17/2003	50,000					20.80	2/17/2013
Options	2/26/2004	50,000					23.61	2/26/2014
Options	9/1/2005	26,666	13,334	(4)			22.31	9/1/2015
Options	8/3/2006	15,583	31,167	(2)			21.79	8/3/2016

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
RSUs	4/25/2005							100,000	(15)	2,603,000
RSUs	9/1/2005							7,333	(16)	190,878	10,000	(16)	260,300
RSUs	8/3/2006										33,650	(6)	875,910
RSUs	5/1/2007										2,809	(11)	73,118

Terrance M. Marks
Options	1/2/1998	2,700				40.14	1/2/2008
Options	1/2/1998	2,700				46.16	1/2/2008
Options	1/2/1998	2,700				53.09	1/2/2008
Options	1/2/1998	2,700				61.05	1/2/2008
Options	1/2/1998	2,700				70.21	1/2/2008
Options	1/4/1999	3,000				40.32	1/4/2009
Options	1/4/1999	3,000				46.37	1/4/2009
Options	1/4/1999	3,000				53.33	1/4/2009
Options	1/4/1999	3,000				61.32	1/4/2009
Options	1/4/1999	3,000				70.52	1/4/2009
Options	12/14/1999	17,000				18.09	12/14/2009
Options	12/14/1999	17,000				20.81	12/14/2009
Options	12/14/1999	17,000				23.93	12/14/2009
Options	12/14/1999	17,000				27.52	12/14/2009
Options	12/14/1999	17,000				31.65	12/14/2009
Options	1/2/2001	7,600				18.66	1/2/2011
Options	1/2/2001	7,600				20.52	1/2/2011
Options	1/2/2001	7,600				22.57	1/2/2011
Options	1/2/2001	7,600				24.83	1/2/2011
Options	1/2/2001	7,600				27.31	1/2/2011
Options	2/3/2003	25,000				21.95	2/3/2013
Options	2/26/2004	32,000				23.61	2/26/2014
Options	9/1/2005	26,666	13,334	(4)		22.31	9/1/2015
Options	8/3/2006	28,308	56,617	(2)		21.79	8/3/2016
Options	10/31/2007		60,200	(3)		25.81	10/31/2017
Restricted Stock	2/1/2002							27,500	(17)	715,825
Restricted Stock	2/26/2004							9,000	(12)	234,270
Restricted Stock	9/1/2005							56,000	(10)	1,457,680	56,000	(10)	1,457,680
RSUs	8/3/2006										61,225	(6)	1,593,687
RSUs	5/1/2007										3,019	(11)	78,585
PSUs	10/31/2007										18,600	(7)	484,158

Footnotes for Outstanding Equity Awards Table:

Footnote/ Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
(1) Performance-based stock options	4/25/2006	33 1/3% per year	4/25/2007 4/25/2008 4/25/2009

•     Performance criteria previously satisfied with respect to one-half of each vesting tranche

•     Other one-half of each vesting tranche becomes exercisable only if the Company’s average share price increases to $31.0350 (50% over the grant date share price)

•     If the respective share-price-increase requirements are not satisfied prior to the expiration of the options, the applicable number of options will be forfeited

•     Continued employment through vesting date required

Footnote/ Type of Grant	Grant Date	Vesting Rate	Vesting Dates		Conditions

(2) Service-based stock options	8/3/2006	33 1/3% per year	8/3/2007 8/3/2008 8/3/2009		• Continued employment through vesting date required

(3) Service-based stock options	10/31/2007	33 1/3% per year	10/31/2008 10/31/2009 10/31/2010		• Continued employment through vesting date required

(4) Service-based stock options	9/1/2005	33 1/3% per year	9/1/2006 9/1/2007 9/1/2008		• Continued employment through vesting date required

(5) Service-based stock options	12/13/2004	33 1/3% per year	12/13/2007 12/13/2008 12/13/2009		• Continued employment or service as a consultant through vesting date required

(6) Performance-based restricted stock units	8/3/2006	N/A	8/3/2010

•     RSUs vest only if the company’s average share price increases by at least 25% (to $27.2375) over the grant date share price of $21.79 for at least 20 consecutive trading days by 8/3/2011

•     If the share-price-increase requirement is not satisfied, the RSUs will be forfeited

•     Continued employment through 8/3/2010 required

(7) Performance share units	10/31/2007	N/A	4/30/2011

•     Number of shares of stock to be issued based on threshold performance levels under PSU for the performance period of 1/1/2008 through 12/31/2010 (actual number of shares awarded may vary from this amount based on actual company performance)

•     Continued employment through 4/30/2011 required

(8) Performance-based restricted stock	7/26/2004	N/A	2/26/2009		• Performance criteria previously satisfied • Continued employment through 2/26/2009 required

(9) Performance-based restricted stock	12/13/2004	N/A	12/13/2009		• Performance criteria previously satisfied • Continued employment through 12/13/09 required

(10) Performance-based restricted stock	9/1/2005	N/A	9/1/2010

•     Performance criteria with respect to one-half of the award previously satisfied

•     Other one-half of award vests only if the company’s average share price increases to $26.766 (20% over the grant date share price of $22.305) for at least 20 consecutive trading days, prior to the executive’s termination of employment

•     Continued employment through 9/1/2010 required

(11) Performance-based restricted stock units	5/1/2007	50% per year	5/1/2008 5/1/2009

•     RSUs vest only if the company’s average share price increases by at least 25% (to $27.55) over the grant date share price of $22.04 for at least 20 consecutive trading days by 5/1/2012

•     If the share-price-increase requirement is not satisfied, the RSUs will be forfeited

•     Continued employment required through later of respective vesting dates or date that performance requirement is met

(12) Performance-based restricted stock	2/26/2004	N/A	2/26/2009		• Performance criteria previously satisfied • Continued employment through 2/26/2009 required

(13) Performance-based restricted stock	12/13/2004	33 1/3% per year	12/13/2007 12/13/2008 12/13/2009		• Performance criteria previously satisfied • Continued employment or service as consultant through vesting date required

(14) Performance-based restricted stock units	9/1/2005	N/A	Tranche 1 (12,000 shares 9/1/2010 Tranche 2 (12,000 shares 9/1/2006 9/1/2007 9/1/2008	) )

•     Performance criteria with respect to one-half of each vesting tranche previously satisfied

•     Other one-half of each vesting tranche vests only if the company’s average share price increases 20% over the grant date share price (to $26.766) for at least 20 consecutive trading days, prior to termination of employment

Footnote/ Type of Grant	Grant Date	Vesting Rate	Vesting Dates		Conditions

(15) Service-based restricted stock units	4/25/2005	N/A	4/30/2008		• RSUs terms provided for vesting on the earlier of April 30, 2008 or involuntary termination

(16) Performance-based restricted stock units	9/1/2005	N/A	Tranche 1 (12,000 shares 9/1/2010 Tranche 2 (2,667 shares 9/1/2006 9/1/2007 9/1/2008	) )

•     Performance criteria with respect to one-half of each vesting tranche previously satisfied

•     Other one-half of each vesting tranche vests only if the company’s average share price increases 20% over the grant date share price (to $26.766) for at least 20 consecutive trading days, prior to termination of employment

(17) Performance-based restricted stock	2/1/2002	N/A	8/25/2015		• Performance criteria previously satisfied • Continued employment through 8/25/2015 (Mr. Marks’s fifty-fifth birthday) required

Option Exercises and Stock Vested

As noted in the table below, Messrs. Higgins and Marks exercised stock options during 2007, and Messrs. Culhane, Higgins, and Marks had restricted stock units or shares of restricted stock that vested during 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John F. Brock	—	—	—	—
William W. Douglas III	—	—	—	—
John J. Culhane	—	—	36,000	914,510
Shaun B. Higgins	115,800	678,468	2,667	68,435
Terrance M. Marks	9,434	83,868	10,000	205,850

Pension Benefits

Employees’ Pension Plan

Our Named Executive Officers participate in the Coca-Cola Enterprises Employees’ Pension Plan (the “Pension Plan”), a tax-qualified defined benefit pension plan, which provides basic pension benefits for substantially all of the company’s employees (excluding certain employees covered by collective bargaining agreements). The material terms of the Pension Plan are described below.

Benefit Formula. The Pension Plan provides for an annual benefit (expressed as a life annuity payable at normal retirement age) equal to 1.15% of a participant’s final average earnings multiplied by his or her number of years of benefit service. “Benefit service” is defined as each month of service in which the participant receives compensation from the company, as well as any service that was credited under a plan that was merged into the Pension Plan. “Final average earnings” is the highest average compensation received by the participant during three consecutive calendar years out of his or her last 10 years of employment. Covered compensation under the Pension Plan includes salary and annual incentives (including any pretax deferrals to company-sponsored 401(k) and cafeteria plans).

Vesting. A participant’s benefit under the Pension Plan is not vested until he or she has five years of vesting service or attains age 65. A year of “vesting service” is any calendar year in which a participant receives pay in at least six months. Vesting credit is also earned for service with any other Coca-Cola bottler, The Coca-Cola Company, or other related companies.

Normal Retirement. A retired participant may begin receiving his or her normal retirement benefits at normal retirement age. A participant’s normal retirement age under the Pension Plan is based on the year in which the participant was born, as follows: before 1938—age 65; between 1938 and 1954—age 66; and after 1954—age 67. None of the Named Executive Officers had reached normal retirement age by December 31, 2007.

Early Retirement. A retired participant who is age 55 may begin receiving Pension Plan benefits that are reduced by 6.67% for each of the first five years, and 3.34% for each additional year, that a participant’s benefit commencement date precedes his or her normal retirement date. Messrs. Culhane and Higgins are the only Named Executive Officers who were eligible during 2007 to retire and receive an early retirement benefit under the Pension Plan.

Forms of Benefit. The Pension Plan’s normal retirement benefit for an unmarried participant is a single life annuity. The normal form of benefit for a married participant is an annuity paid to the participant for the remainder of his or her life, with payments equal to 50% of the amount that was being paid to the participant paid to the participant’s surviving spouse for the remainder of his or her life. In lieu of the normal form of benefit, the participant may elect from among other annuity forms of benefit that are intended to be actuarially equivalent to a normal retirement benefit.

Executive Pension Plan

Our Named Executive Officers also participate in the Coca-Cola Enterprises Executive Pension Plan (the “Executive Pension Plan”), a nonqualified defined benefit pension plan designed to provide enhanced pension benefits that cannot be provided under the Pension Plan due to Internal Revenue Code limits on qualified plans. Except as noted below, the material terms of the Executive Pension Plan are the same as those of the Pension Plan.

Benefit Formula. The Executive Pension Plan provides a benefit equal to the participant’s years of benefit service multiplied by:

•	1.15% of final average earnings (the Pension Plan formula), plus

•

0.25% of the portion of final average earnings that exceeds the Social Security wage base in effect for the year in which the participant terminates employment (which was $97,500 in 2007 and will be $102,000 in 2008).

This benefit amount is then reduced by the participant’s Pension Plan benefit.

Benefit service is determined in the same manner as under the Pension Plan, except that the company may grant additional service, as described below. In certain severance situations, participants are also credited with benefit service equal to the number of months, if any, used to calculate their severance payments (but such severance payments are not included for purposes of determining final average earnings).

The maximum annual combined benefit amount under the Pension and Executive Pension Plans is three times the annual benefit limit under the Pension Plan in the year the executive begins receiving his or her pension benefits. For 2007, the maximum benefit under the two plans was $540,000; for 2008, the maximum benefit will be $555,000.

Final Average Earnings. A participant’s final average earnings amount is calculated in the same manner as for the Pension Plan, except that considered compensation includes:

•	compensation above the limits under the Pension Plan that are imposed by law; and

•	any salary or annual incentives deferred by the participant under any company-sponsored nonqualified deferred compensation plan.

Normal Retirement. Benefits under the Executive Pension Plan are payable at age 65, which is sooner than the Pension Plan normal retirement age for participants born after 1937. None of the Named Executive Officers had reached the Executive Pension Plan’s normal retirement age by December 31, 2007.

Early Retirement. If a participant retires after attaining age 55, but before attaining age 65, his or her Executive Pension Plan benefit will be reduced by 1.5% for each of the first five years, and 5% for each additional year, that his or her benefit commencement date precedes his or her 65th birthday. Messrs. Higgins and Culhane are the only Named Executive Officers who were eligible during 2007 to retire and receive an early retirement benefit under the Executive Pension Plan.

Forms of Benefit. Executive Pension Plan benefits are paid in the same form as the form of benefit the participant elected for his or her Pension Plan benefit. The expiration of certain transition rules under Internal Revenue Code Section 409A (currently scheduled for December 31, 2008) will necessitate a change to this provision of the Executive Pension Plan.

Noncompete Agreement. In order to receive Executive Pension Plan benefits, a participant must agree not to accept employment with a competitor of the company for two years after his or her employment with the company terminates.

Provision Regarding Grants of Additional Service Credit. The Executive Pension Plan permits additional years of benefit and/or vesting service to be credited to participants, but only the Compensation Committee may approve additional service credit to a senior officer. Any such grants of additional service for a senior officer must be approved by the Compensation Committee. As noted in the table below, Mr. Brock is the only Named Executive Officer who has been granted additional benefit and/or vesting service (other than in conjunction with a severance agreement.)

The table below shows the present value of the accumulated benefits payable to each of the Named Executive Officers, together with the number of years of benefit service credited to each officer, under each of the Pension and the Executive Pension Plans as of September 30, 2007. These values were determined using interest rate and mortality rate assumptions consistent with those used in determining the aggregate pension obligations disclosed in the company’s financial statements. None of the Named Executive Officers received payments under these plans during 2007.

Pension Benefits
Name	Plan Name(1)	Number of Years Credited Service (#)(2)		Present Value of Accumulated Benefit ($)(2),(3)
John F. Brock	Pension Plan	1.5000	(4)	26,632	(4)
	Executive Pension Plan	4.5000	(5)	818,856

	Total			845,488

William W. Douglas III	Pension Plan	3.2500		23,542
	Executive Pension Plan	3.2500		72,993

	Total			96,535

John J. Culhane	Pension Plan	6.0000		121,250
	Executive Pension Plan	6.0000	(6)	361,377

	Total			482,627

Shaun B. Higgins(7)	Pension Plan	16.0000		241,082
	Executive Pension Plan	16.0000	(6)	947,110

	Total			1,188,192

Terrance M. Marks	Pension Plan	20.5833		149,845
	Executive Pension Plan	20.5833		548,946

	Total			698,791

(1)        The accrued benefit was allocated between the Pension Plan and the Executive Pension Plan using Internal Revenue Code limits applicable to the Pension Plan that were in effect in 2007.

(2)        Credited service and present value of accumulated benefit amounts were determined as of September 30, 2007, which is the pension plan measurement date for financial statement reporting purposes.

(3)        The present values of accumulated benefits were determined by using a discount rate of 6.375% and the 2007 Current Liability Optional Combined Mortality table for males and females and by reducing benefits under the Pension Plan to age 65 using the Pension Plan’s early reduction factors. These assumptions, among others, were used for determining our year-end U.S. pension plan obligations, which are included in the company’s aggregate pension obligations, as disclosed in Note 9 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(4)        Mr. Brock will not be vested in his benefit under the Pension Plan until June 2011. He will become vested in his benefit under the Executive Pension Plan in June 2011 or upon his earlier death, disability, or termination of employment under conditions that make him eligible for severance benefits under the terms of his employment agreement.

(5)        Pursuant to the terms of his employment agreement, Mr. Brock began participating in the Executive Pension Plan upon his employment with the company. Provided that he completes five years of actual service, Mr. Brock will be awarded two additional years of benefit service under the Executive Pension Plan for each of his first five years of actual service. If he fails to complete five years of service as a result of his death, disability, or termination of employment under conditions that make him eligible for severance benefits under the terms of his employment agreement, he will be awarded two additional months of benefit service under the Executive Pension Plan for each month of actual service, and his benefit under that plan will be vested at that time. This additional service increased the present value of Mr. Brock’s accumulated benefit under the Executive Pension Plan as of September 30, 2007 by $563,659.

(6)        Pursuant to the terms of the Executive Pension Plan, Messrs. Culhane and Higgins each received two years of additional service credit upon execution of their severance agreements in December 2007. This service credit is not included in this table because it was granted after the plan’s measurement date, but the present value of the additional service is included in the “Other Income” column of the Summary Compensation Table and the related footnote 5.

(7)        Mr. Higgins was employed by Coca-Cola Beverages in Canada before it became our subsidiary. Mr. Higgins earned an annual pension benefit, payable at age 65, of $83,807 during his tenure with the Canadian bottler. Under the terms of the Canadian subsidiary’s plan, Mr. Higgins is entitled to commence these benefits while employed by the company, and he did so in 2007. This benefit is in addition to the pension benefit Mr. Higgins has earned under the pension plans listed above.

Nonqualified Deferred Compensation

Nonqualified Deferred Compensation Plan

The company’s nonqualified supplemental savings plan (the “Supplemental Plan”) allows participants to defer up to 70% of their regular pay and annual incentive awards on a before-tax basis.

Matching Contributions. A highly compensated employee is not permitted to contribute more than 7% of his or her eligible compensation to the company’s 401(k) plan. A participant’s Supplemental Plan contributions are credited with company matching contributions, but only to the extent that those contributions would have been matched under the company’s 401(k) plan.

Forms of Benefit. Supplemental Plan distributions may commence only following separation from service or, if later, a specified age. A participant may elect to have his or her account paid in a single lump-sum payment or in annual installments over a period certain or for specified life expectancies.

Mr. Higgins’s Vested Deferred Stock Units

In conjunction with Mr. Higgins’s assumption in 2005 of duties as president of our European group, the Compensation Committee approved the vesting of 130,000 deferred stock units awarded to him under a special 2005 award, the payment for which was to be deferred until the earlier of April 2008 or six months following his termination. These deferred stock units are credited with dividend equivalents as if the units were actual shares of company stock; such accrued dividend equivalents are payable to Mr. Higgins in cash when he receives payment for the stock units. As a result of Mr. Higgins’s termination of employment, effective December 31, 2007, the 130,000 shares of stock underlying the deferred stock units, together with a cash payment for accrued dividend equivalents, will be issued to Mr. Higgins as soon as administratively feasible following April 30, 2008.

The table below summarizes the Supplemental Plan contributions made by the Named Executive Officers and the company during 2007. The table also shows the aggregate earnings credited to the executives during 2007 under the nonqualified deferred compensation arrangements described above, as well as the executives’ aggregate balances under such arrangements as of December 31, 2007. None of the Named Executive Officers received payments under these arrangements during 2007.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
John F. Brock	755,192	15,671	15,266	786,129
William W. Douglas III	46,192	6,829	877	53,898
John J. Culhane	—	—	—	—
Shaun B. Higgins(5)	91,364	12,114	152,722	4,975,387
Terrance M. Marks	88,786	12,625	37,526	738,050

(1)        Executive contribution amounts that relate to salary deferrals are included in the “Salary” column of the Summary Compensation Table above. Executive contribution amounts that relate to deferrals of annual incentives were included in the 2006 “Bonus” column of the Summary Compensation Table above.

(2)        All company contributions shown are included in the “Other Compensation” column of the Summary Compensation Table above.

(3)        A participant’s account under the company’s Supplemental Plan is deemed to be invested in the investment options selected by the participant from among hypothetical investment options that are the same as those available under the company’s 401(k) plan. The account is credited with gains or losses actually experienced by the selected hypothetical investments. Accordingly, the Supplemental Plan does not credit above-market or preferential earnings on nonqualified deferred compensation.

(4)        For Named Executive Officers other than Mr. Higgins, amounts shown include 2007 executive and registrant contributions and associated earnings, as well as deferrals of salary and annual incentives (together with associated earnings) from prior years’ participation.

(5)        With respect to Mr. Higgins, the aggregate earnings and aggregate balance include the value of, and hypothetical earnings for, 130,000 vested deferred stock units, as described in the narrative preceding this table, and amounts related to his participation in the Supplemental Plan. The amounts shown for Mr. Higgins include the following:

Aggregate Earnings
• Value of dividend equivalents credited on DSUs in 2007 ($0.06 per quarter, per share)	$31,200

• Hypothetical earnings credited to Supplemental Plan account in 2007	121,522

Total	$152,722

Aggregate Balance

• Value of DSUs at 12/31/07 (at 12/31/07 stock price of $26.03)	$3,383,900

• Cumulative dividend equivalents that have been credited on DSUs through 12/31/07 at 12/31/07	78,000

• 12/31/07 Supplemental Plan account balance	1,513,487

Total	$4,975,387

Potential Payments upon Termination or Change in Control

The discussion and tables below reflect the estimated amount of additional compensation and benefits that would be paid or accrue to each of the Named Executive Officers in the event of the following hypothetical scenarios, if applicable:

•	a change in control of the company (without a corresponding termination of the executives’ employment);

•	involuntary or constructive (“good reason”) termination;

•	voluntary termination;

•	termination within two years following a change in control;

•	disability; and

•	death.

The following paragraphs describe the termination-related provisions of the arrangements that would be implicated if a Named Executive Officer’s employment were to terminate under one of the events listed above.

Executive Severance Plan

The Compensation Committee adopted an executive severance plan (the “Severance Plan”), effective February 2007, as discussed in the CD&A section above. The Severance Plan provides severance pay and benefits to eligible officers and management employees in cases of involuntary termination without “cause” or voluntary termination for “good reason” within 24 months following a “change in control” (as such terms are defined in the Severance Plan). An executive’s receipt of severance payments or benefits under the Severance Plan is conditioned upon his or her execution of a release of claims and noncompetition agreement.

Severance Pay. The Severance Plan provides for the following severance payments:

•	A payment based on the executive’s years of service with the company or related companies, as follows:

Years of Service	Severance Pay Equal to
10 or more	2 years of salary and 2 annual incentive awards (at 80% of current target)
At least 2, but less than 10	1 1/2 years of salary and 1 1/2 annual incentive awards (at 80% of current target)
Less than 2	1 year of salary and 1 annual incentive award (at 80% of current target)

•

A payment equal to 80% of the annual incentive (based on actual performance results and pro-rated based on the executive’s actual period of service during the year of his or her termination) that would have been payable for the year of his or her termination.

•	If the executive participated in the company’s medical plan at the time of termination, a payment of $10,000 to mitigate the cost of future health benefit coverage.

Treatment of Restricted Stock, Restricted Stock Units, and Performance Share Units. Any service-based vesting condition on an executive’s restricted stock or stock units will be waived pro-rata, based on the number of months between the grant date and termination date. Any performance-based vesting condition must still be satisfied within the original service period, unless a different period is specified for this purpose in the award document. (The pro-rata portion for special awards of restricted stock or stock units granted in 2003 that were targeted to vest on the executive’s 55th birthday will be determined based on a five-year service requirement.)

Pension Service Credit. The Severance Plan provides that upon an executive’s termination of employment that qualifies for benefits, the executive receives, at the time his or her severance agreement becomes effective, additional benefit service under the Executive Pension Plan equal to the number of months of salary continuation received under the Severance Plan. Severance payments are not taken into account in determining the executive’s “final average earnings” under the Executive Pension Plan.

Mr. Brock’s Employment Agreement

Mr. Brock is the only Named Executive Officer with an employment agreement. The agreement provides that upon Mr. Brock’s involuntary termination without cause or voluntary termination for good reason within two years following a change in control, his unvested stock options will become immediately vested and be exercisable for five years or until the options’ expiration date, whichever is earlier.

The agreement also provides that upon Mr. Brock’s involuntary termination without cause or voluntary termination for good reason during his first five years of employment:

•

he will receive severance benefits equal to two years of salary and two annual incentive awards (at target) (which severance benefits are subject to a pro-rata reduction for each month between the fifth and seventh years of his employment);

•	he will receive an amount intended to approximate the difference between the cost of health coverage under COBRA and the cost of active-employee coverage under the company’s health plan;

•

his 2006 and 2007 restricted stock/performance share units are subject to pro-rata vesting (based on the number of months that have elapsed during the vesting period, plus an additional twenty-four months); and

•

his 2006 and 2007 stock options will be vested to the extent that the service conditions would have been met within the twenty-four months following his termination, and the vested options may be exercised for prescribed time periods (which vary, based on termination event).

Additionally, the following post-termination terms apply to Mr. Brock’s April 25, 2006 stock option award that was granted upon his becoming our CEO:

Termination Event	Conditions/Time Limits
Death, disability, or retirement after 5 years of service with the company	• Unvested options will vest if performance conditions are met within 5 years from date of termination • Vested options may be exercised until April 25, 2016

Termination with severance benefits

•      Unvested options will vest if performance conditions are met within the later of 3 years from termination date or 5 years from grant date

•      Vested options may be exercised until the earlier of 5 years from termination date or April 25, 2016

Voluntary termination without severance benefits

•      Options for which service conditions have not been met will be forfeited

•      Options for which service conditions have been met: 1 year from termination date to meet 25% price-increase condition and 2 years from termination date to meet 50% price-increase condition

•      Vested options remain exercisable until earlier of 3 years from termination date or April 25, 2016

Termination for cause	• Unvested options will be forfeited and unexercised, vested options will expire on date of termination

If Mr. Brock is terminated involuntarily without “cause” or terminates his employment for “good reason” within two years following a change in control, any unvested stock options will vest immediately and become exercisable until the earlier of five years following the change in control or April 25, 2016, and any unvested restricted stock will vest immediately. For purposes of Mr. Brock’s agreement:

•

“Cause” means willful or gross misconduct that is materially detrimental to the company, a willful act of personal dishonesty or fraud committed against the company, or conviction of a felony, except for a conviction related to vicarious liability based solely on Mr. Brock’s position with the company, provided that he had no involvement in actions leading to such liability or had acted upon the advice of the company’s counsel.

•

“Good reason” means Mr. Brock’s demotion or diminution of duties, responsibilities, and status; a material reduction in his base salary or annual cash bonus incentive opportunities (whether in one reduction or cumulatively); or relocation of his principal office more than 50 miles from Atlanta, unless such relocation is closer to his primary residence, or outside the company’s corporate headquarters.

Stock Option Awards

2006 and 2007 Awards. The 2006 and 2007 annual stock option awards to our Named Executive Officers provide for the following vesting treatment:

Termination Event	Vesting Treatment of Unvested Options
Involuntary termination without cause or voluntary termination with good reason (“Severance Termination”) within two years after a change in control	100% vesting

Severance Termination	Vested to the same extent they would have been had the grantee remained employed for two years following his or her actual termination date

Death, disability, or retirement at or after age 55 if the sum of age and years of service is at least 75 (“Rule of 75 Retirement”)	100% vesting

Other	Forfeiture

Upon a Named Executive Officer’s termination of employment with the company, any unvested options will be forfeited, but any vested options may be exercised as described in the following chart:

Termination Event	Exercise Period (Earlier of option expiration date or. . .)

Termination within two years following a change in control	Option expiration date

Severance Termination	24 months after termination

Retirement after age 55 and eligible for pension benefit	48 months after termination

Death or disability	36 months after death or termination due to disability

Other	6 months after termination

Pre-2006 Awards. Stock option awards that were granted prior to 2006 generally provide for the acceleration of vesting and extension of the exercise period as follows:

Event	Vesting Treatment of Unvested Options
Change in control, death, disability, or Rule of 75 Retirement	100% vesting

Other	Forfeiture

A grantee’s vested options may be exercised for the following prescribed time periods following termination:

Termination Event	Exercise Period (After Date of Termination)
Change in control	Term of option

Death, disability, or age 55 retirement	5 years

Other	6 months

Restricted Stock, Restricted Stock Unit, and Performance Share Unit Awards

2007 Performance Share Unit (PSU) Awards. If a Named Executive Officer’s employment with the company or an affiliated company terminates before his 2007 PSU award has vested, the following terms apply:

Termination Event	Applicable Terms
Disability or Rule of 75 Retirement before April 30, 2011	PSUs for which service conditions waived (100% for disability; pro-rata for Rule of 75 Retirement) will vest immediately if the performance condition has been met, or on such later date that the performance condition is met

Prior to January 1, 2011, death, or termination without cause within two years following a change in control	100% of target PSUs will be immediately vested

After December 31, 2010, death or termination without cause within two years following a change in control	100% of PSUs earned will be immediately vested

Other	PSUs will be forfeited on the termination date

2006 and 2007 Restricted Stock Unit Awards. If a senior officer’s employment with the company or an affiliated company terminates before his or her 2006 and 2007 restricted stock unit awards have vested, the following terms apply:

Termination Event	Applicable Terms
Death, disability, Severance Termination, or Rule of 75 Retirement before the service condition is met	RSUs for which service conditions waived (100% for death and disability; pro-rata for Severance Termination or Rule of 75 Retirement) will vest if the performance condition is met within five years of grant date

Death, disability, Severance Termination, or Rule of 75 Retirement after the service condition is met	100% of RSUs will vest on the date the performance condition is met

Severance Termination within two years of a change in control	100% of RSUs will vest and performance conditions will be waived

Other	RSUs will be forfeited on the termination date

Pre-2006 Awards. Restricted stock and restricted stock unit awards that were granted after 2002 and prior to 2006 generally provide that the stock or units vest, and any otherwise applicable performance conditions are deemed to have been satisfied, upon a change in control of the Company or the grantee’s death or disability.

Potential Payments upon Termination or Change in Control

The table below summarizes only the additional payments or benefits that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below. Amounts shown do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested, absent the triggering event. Except with respect to Mr. Higgins, whose actual termination of employment was effective December 31, 2007, the amounts shown in the table below assume that the specified hypothetical triggering event (termination or change in control, as applicable) occurred on December 31, 2007.

Amounts shown in the table and footnotes below are based on the closing price of the company’s stock on December 31, 2007, which was $26.03. Other relevant assumptions and explanations are provided in the footnotes following the table.

Named Executive Officer	Payment Type	Involuntary/ Constructive Termination($)		Change of Control (w/o Termination)($)		Termination within 2 Years of Change in Control (Involuntary or “Good Reason” Termination Required)($)		Rule of 75 Retirement($)	Death($)		Disability($)

John F. Brock	Cash Benefits	4,962,578	(1)	0		4,962,578	(1)	0	0		0
	Intrinsic Value of RSUs/PSUs’ Vesting Acceleration	0	(2A)	0	(2B)	8,528,730	(2C)	0	3,750,923	(2D)	0	(2E)
	Intrinsic Value of Options’ Vesting Acceleration	2,357,017	(3A)	0	(3B)	3,976,126	(3C)	0	2,374,126	(3A)	2,374,126	(3A)
	Additional Pension Benefit Accrual	1,638,493	(4)	0		1,638,493	(4)	0	1,638,493	(4)	1,638,493	(4)

	Total	8,958,088		0		19,105,927		0	7,763,542		4,012,619

William W. Douglas III	Cash Benefits	1,678,400	(5)	0		1,678,400	(5)	0	0		0
	Intrinsic Value of RSUs/PSUs’ Vesting Acceleration	712,062	(2F)	2,186,520	(2B)	4,294,221	(2C)	0	2,912,757	(2G)	2,186,520	(2H)
	Intrinsic Value of Options’ Vesting Acceleration	204,570		49,669		257,554		0	257,554		257,554
	Additional Pension Benefit Accrual	97,731	(6)	0		97,731	(6)	0	0		0

	Total	2,692,763		2,236,189		6,327,906		0	3,170,311		2,444,074

John Culhane(7)	Cash Benefits	1,363,440	(5)	0		1,363,440	(5)	0	0		0
	Intrinsic Value of RSUs/PSUs’ Vesting Acceleration	1,809,328	(2I)	2,837,270	(2B)	3,813,005	(2C)	0	2,837,270	(2J)	2,837,270	(2J)
	Intrinsic Value of Options’ Vesting Acceleration	169,733		49,669		169,733		169,733	169,733		169,733
	Additional Pension Benefit Accrual	203,096	(6)	0		203,096	(6)	0	0		0

	Total	3,545,597		2,886,939		5,549,274		169,733	3,007,003		3,007,003

Named Executive Officer	Payment Type	Involuntary/ Constructive Termination($)		Change of Control (w/o Termination)($)		Termination within 2 Years of Change in Control (Involuntary or “Good Reason” Termination Required)($)		Rule of 75 Retirement($)	Death($)		Disability($)

Terrance Marks	Cash Benefits	1,988,000	(5)	0		1,988,000	(5)	0	0		0
	Intrinsic Value of RSUs/PSUs’ Vesting Acceleration	1,575,201	(2K)	3,865,455	(2B)	6,506,042	(2C)	0	4,833,771	(2L)	3,865,455	(2M)
	Intrinsic Value of Options’ Vesting Acceleration	248,885		49,669		302,969		0	302,969		302,969
	Additional Pension Benefit Accrual	112,100	(6)	0		112,100	(6)	0	0		0

	Total	3,924,186		3,915,124		8,909,111		0	5,136,740		4,168,424

Shaun Higgins(8)	Cash Benefits	1,850,400	(5)
	Intrinsic Value of RSUs/PSUs’ Vesting Acceleration	2,702,877	(9)
	Intrinsic Value of Options’ Vesting Acceleration	181,817
	Additional Pension Benefit Accrual	234,794	(6)

	Total	4,969,888

(1)        Amount shown is the cash severance benefit provided under the terms of Mr. Brock’s employment agreement, which is payable as salary continuation over twenty-four months and equal to the sum of:

•	Two times base salary as of December 31, 2007;

•	Two times target 2007 MIP annual incentive; and

•	An amount equal to the cost of health benefits coverage for 18 months under COBRA, less the cost to active employees of such coverage.

(2)        Amounts shown reflect the intrinsic value of restricted stock, restricted stock units, and PSUs with respect to which, pursuant to the terms of the Executive Severance Plan (or employment agreement, in the case of Mr. Brock), (i) service conditions to vesting would be waived, because of the applicable scenario, and (ii) any applicable performance conditions have previously been satisfied or would be waived under the applicable scenario.

The value of any additional stock and units for which service conditions would be waived under the noted scenario, but which remained subject to performance conditions as of December 31, 2007, is not included in the table above. If the applicable performance conditions had been met on that date, the amounts in the table would have been increased by this chart:

Footnote 2	Value($)
A	6,386,067
B	N/A
C	0
D	4,777,807
E	8,528,730
F	972,702
G	1,381,451
H	2,107,688
I	660,026
J	975,735
K	1,327,762
L	1,672,271
M	2,640,587

(3)        Amounts shown reflect the intrinsic value of Mr. Brock’s options with respect to which, pursuant to the terms of the grant document or his employment agreement, (i) service conditions to vesting would be waived because of the applicable scenario, and (ii) any applicable performance conditions have previously been satisfied or would be waived under the applicable scenario. The value of any additional options for which service conditions would be waived under the noted scenario, but which remained subject to performance conditions as of December 31, 2007, is not included in the table above. If the applicable performance conditions had been met on that date, the amounts in the table would have been increased by this chart:

Footnote 3	Value($)
A	1,602,000
B	N/A
C	0

(4)        Amount shown reflects Mr. Brock’s incremental pension benefit resulting from crediting him with the additional benefit service described in the “Employment Agreement” section of the narrative preceding this table. The amount shown reflects the present value of Mr. Brock’s aggregate accrued benefit under the Pension Plan and the Executive Pension Plan (assuming commencement of the benefit payments at the earliest date permitted under the plans) because, as of December 31, 2007, he would not have been vested in any pension benefit if not for the pension provisions of his employment agreement.

(5)        Amount shown is a cash severance benefit provided under the Executive Severance Plan, which is payable as salary continuation over twenty-four months and equal to the sum of:

•	Two times base salary as of December 31, 2007;

•	Two times 80% of target 2007 MIP annual incentive; and

•

$10,000 for mitigation of health benefit cost (for Messrs. Douglas, Higgins, and Marks; Mr. Culhane was not eligible for this payment because he was not a participant in the company’s group health plan)

(6)         Amount shown reflects the present value of the incremental pension benefit (assuming commencement of the benefit payments at the earliest date permitted under the Executive Pension Plan) resulting from crediting an additional two years of benefit service, as prescribed by the Executive Severance Plan and described in the narrative preceding this table.

(7)        Although Mr. Culhane executed his severance agreement prior to December 31, 2007, his termination will not be effective until 2008. As a result, we have provided a summary of potential payments under the same hypothetical termination scenarios as we have for our other Named Executive Officers (other than Mr. Higgins).

(8)        Because Mr. Higgins’s termination became effective during 2007, the amounts shown for him reflect the actual amounts that accrued and became payable as a result of his severance.

(9)        Amount shown reflects the intrinsic value of 100,000 restricted stock units that, pursuant to the terms of Mr. Higgins’s April 2005 special equity award, vested upon his termination. Amount shown also includes the intrinsic value of 3,837 restricted stock units that, pursuant to the terms of the Executive Severance Plan, vested upon Mr. Higgins’s termination and with respect to which the applicable performance conditions had previously been satisfied.

Mr. Higgins’s termination and application of the terms of the Executive Severance Plan also caused the waiver of service conditions to vesting for an additional 19,827 of his otherwise unvested shares of restricted stock and restricted stock units (with an intrinsic value at December 31, 2007 of $516,097), but vesting for those shares and units was not accelerated because applicable performance conditions had not been satisfied as of December 31, 2007. As a result, no shares were delivered to Mr. Higgins with respect to such units. However, if the performance conditions are satisfied prior to the awards’ respective performance deadlines, Mr. Higgins will be entitled to receive shares upon the satisfaction of the performance conditions.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our shares of common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans as of December 31, 2007.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for further issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	43,023,289	(1)	$25.15	27,840,868	(2)(3)
Equity compensation plans not approved by security holders	52,190	(4)	$41.69	174,772	(5)(6)
Total	43,075,479		$25.17	28,015,640

(1)        Represents shares of our common stock issuable pursuant to outstanding options under the 1997 Stock Option Plan, the 1999 Stock Option Plan, the 2001 Stock Option Plan, the 2004 Stock Award Plan, and the 2007 Incentive Award Plan.

(2)         Represents shares of our common stock issuable pursuant to future awards the following equity plans, as follows: 221,875 shares under the 2001 Stock Option Plan, 470,126 shares under the 2004 Stock Award Plan, and 24,441,200 shares under the 2007 Incentive Award Plan, as well as 1,387,567 shares which may be issued pursuant to outstanding restricted stock units under the 2004 Stock Award Plan and 1,320,100 restricted stock units and performance share units under the 2007 Incentive Award Plan.

(3)        The number of shares remaining for further issuance under each of the following equity compensation plans approved by shareowners are not presently determinable, as explained below.

•

Under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Nonemployee Directors (As Amended and Restated Effective January 1, 2005), shares are issued only to the extent that a participant’s deferred compensation account was credited with phantom stock. For a description of the material terms of this plan as in effect throughout 2007 and as revised effective for 2008, see “The Board of Directors—Compensation of Directors.”

•

Under the Coca-Cola Enterprises Ltd. UK Employee Share Plan (the “UK Plan”), shares are purchased on the open market only to the extent that employees of our subsidiary in the United Kingdom elect to contribute from their pay, as well as for matching contributions made by their employer. Such matching contributions are equal to the participant’s contributions, up to a maximum of 3% of pay or £125 each month. With limited exceptions, matching contributions vest only after one year of continued employment and of holding the related partnership shares. Participants may obtain favorable tax treatment of shares acquired under the UK Plan if the shares remain in the participant’s account for three to five years. This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

•

Under the Stock Savings Plan (Belgium) (the “Belgian Plan”), shares are purchased on the open market only to the extent that employees of our Belgian subsidiaries elect to contribute from their pay, as well as matching contributions made by their employer. Participant contributions are used to purchase shares of our common stock in increments of five shares. For every five shares purchased for a participant, the participant’s employer makes a matching contribution that is used to purchase one share of our common stock for the participant’s account. Shares acquired under the Belgian Plan must remain in the participant’s account for five years. This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

(4)        Represents shares issuable pursuant to outstanding options under the 1997 Directors’ Stock Option Plan.

(5)        Represents shares of our common stock issuable under the Coca-Cola Enterprises Stock Deferral Plan (As Amended and Restated Effective January 1, 2005). 133,272 shares are issuable pursuant to deferred compensation accounts credited with phantom stock equal to deferred gains attributable to the exercise of options or surrendered shares of unvested restricted stock. 41,500 shares are issuable pursuant to phantom stock awards made under this plan to certain European employees prior to April 2004.

(6)        The numbers of shares remaining for further issuance under each of the following plans not approved by the shareowners are not presently determinable, as explained below:

•

Under the Coca-Cola Enterprises Supplemental Matched Employee Savings and Investment Plan, a deferred compensation plan, shares are issued upon distribution of a participant’s account only to the extent that he or she elected to have amounts credited as phantom stock. This is a deferred compensation plan for highly compensated and management employees whose salary deferral opportunity is limited under Section 401(a) of the Internal Revenue Code. A participant’s account is also credited with employer matching contributions (currently 25% of the employee’s deferrals, up to 7% of his or her pay). A participant may, but is not required to, elect to have any portion his or her account treated as if invested in shares of our common stock.

•

Under the Coca-Cola Bottling Company’s Employee Savings and Investment Plan (the “Canadian Plan”), participating employees’ accounts are credited with a 50% match on contributions up to a maximum of 6% or 7% of such participant’s earnings per year, depending on the classification of the employee. Matching contributions from our Canadian subsidiary are immediately vested. Participants may elect, but are not required, to invest matching contributions in shares of our common stock.

•

We also sponsor employee share purchase plans in the United States and other jurisdictions. Under these plans, we do not make contributions towards employee share purchases, but rather facilitate the acquisition of shares in a cost-efficient manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Ownership by and Director Relationships with The Coca-Cola Company

The Coca-Cola Company (“TCCC”) is our largest shareowner, owning as of February 20, 2008 directly and indirectly through its subsidiaries, 168,956,718 shares of common stock, representing approximately 34.67% of our outstanding common stock. In addition, two of our thirteen current directors, Gary P. Fayard and Irial Finan, are executive officers of The Coca-Cola Company.

Transactions with The Coca-Cola Company

We are a marketer, producer, and distributor principally of Coca-Cola products with approximately 93 percent of our sales volume consisting of sales of TCCC products. Our license arrangements with TCCC are governed by licensing territory agreements. From time-to-time, the terms and conditions of programs with TCCC are modified upon mutual agreement of both parties.

The following table summarizes the gross amounts of our receivables from and payables to TCCC, and the respective line items in which they were recorded in our Consolidated Balance Sheets as of December 31, 2007 and 2006 (in millions):

	2007	2006
Assets:
Amounts receivable from TCCC	$144	$106
Customer distribution rights and other noncurrent assets, net	31	30
Liabilities:
Amounts payable to TCCC	369	324
Retirement and insurance programs and other long-term obligations	34	44

The following table summarizes the transactions with TCCC that directly affected our Consolidated Statements of Operations for the years ended December 31, 2007, 2006, and 2005 (in millions):

	2007	2006	2005
Amounts affecting net operating revenues:
Fountain syrup and packaged product sales	$410	$415	$428
Dispensing equipment repair services	78	74	70
Packaging material sales (preforms)	81	68	30
Other transactions	77	57	46

Total	$646	$614	$574

Amounts affecting cost of sales:
Purchases of syrup, concentrate, mineral water, and juice	$(4,906)	$(4,603)	$(4,411)
Purchases of sweeteners	(326)	(274)	(226)
Purchases of finished products	(1,054)	(821)	(731)
Marketing support funding earned	572	470	444
Cold drink equipment placement funding earned	65	104	47

Total	$(5,649)	$(5,124)	$(4,877)

Amounts affecting selling, delivery, and administrative expenses	$5	$16	$41

Fountain Syrup and Packaged Product Sales

We sell fountain syrup to TCCC in certain territories and deliver this syrup to certain major fountain customers of TCCC. We invoice and collect amounts receivable for these fountain sales on behalf of TCCC. We also sell bottle and can products to TCCC at prices that are generally similar to the prices charged by us to our major customers.

Purchases of Syrup, Concentrate, Mineral Water, Juice, Sweeteners, and Finished Products

We purchase syrup, concentrate, mineral water, and juice from TCCC to produce, package, distribute, and sell TCCC products under licensing agreements. We also purchase finished products and fountain syrup from TCCC for sale within certain of our territories and have an agreement with TCCC to purchase from them substantially all of our requirements for sweeteners in the U.S. The licensing agreements give TCCC complete discretion to set prices of syrup, concentrate, and finished products. Pricing of mineral water and sweeteners is based on contractual arrangements with TCCC.

During 2005, we received approximately $53 million in proceeds from the settlement of litigation against suppliers of high fructose corn syrup. These proceeds were recorded as a reduction in our cost of sales and included a payment of approximately $49 million from TCCC, which represented our share of the proceeds received by TCCC from the claims administrator. The amount received from TCCC is included in purchases of sweetener in the preceding table.

Marketing Support Funding Earned and Other Arrangements

We and TCCC engage in a variety of marketing programs to promote the sale of products of TCCC in territories in which we operate. The amounts to be paid to us by TCCC under the programs are determined annually and periodically as the programs progress. TCCC is under no obligation to participate in the programs or continue past levels of funding in the future. The amounts paid and terms of similar programs may differ with other licensees. Marketing support funding programs granted to us provide financial support principally based on our product sales or upon the completion of stated requirements, to offset a portion of the costs to us of the programs. TCCC also administers certain other marketing programs directly with our customers. During 2007, 2006, and 2005, direct-marketing support paid or payable to us, or to customers in our territories, by TCCC, totaled approximately $695 million, $583 million, and $580 million, respectively. We recognized $572 million, $470 million, and $444 million of these amounts as a reduction in cost of sales during 2007, 2006, and 2005, respectively. Amounts paid directly to our customers by TCCC during 2007, 2006, and 2005 totaled $123 million, $113 million, and $136 million, respectively, and are not included in the preceding table.

We and TCCC have a Global Marketing Fund, or GMF, under which TCCC is paying us $61.5 million annually through December 31, 2014, as support for marketing activities. The term of the agreement will automatically be extended for successive 10-year periods thereafter unless either party gives written notice to terminate the agreement. The marketing activities to be funded under this agreement are agreed upon each year as part of the annual joint planning process and are incorporated into the annual marketing plans of both companies. TCCC may terminate this agreement for the balance of any year in which we fail to timely complete the marketing plans or are unable to execute the elements of those plans, when such failure is within our reasonable control. We received $61.5 million in conjunction with the GMF in 2007, 2006, and 2005. These amounts are included in the total amounts recognized in marketing support funding earned in the preceding table.

We have an agreement with TCCC under which TCCC provides support payments for the marketing of certain brands of TCCC in certain territories acquired in 2001. Under the terms of this agreement, we received $14 million in 2007, 2006, and 2005, and will receive $14 million in 2008 and $11 million in 2009. Payments received under this agreement are not refundable to TCCC. These amounts are included in the total amounts recognized in marketing support funding earned in the preceding table.

During 2007, we had a $104 million discretionary annual marketing arrangement in the U.S. with TCCC. The 2007 activities required under this arrangement were agreed to during the annual joint planning process and included (1) an annual total soft drink price pack plan; (2) support for the implementation of segmented merchandising; and (3) support of shared strategic initiatives. Amounts under this program were received quarterly during 2007. These amounts were recognized in cost of sales as inventory was sold and are included in the total amounts in marketing support funding earned in the preceding table to the extent recognized. During 2008, we expect a similar amount of funding to be available under a discretionary annual marketing arrangement in the U.S. with TCCC.

Effective January 1, 2007 in Great Britain, we and TCCC agreed that a significant portion of our funding from TCCC, as well as certain other arrangements with TCCC related to the purchase of concentrate would be netted against the price we pay TCCC for concentrate. As a result of this change, we forfeited approximately $3 million in marketing funding from TCCC in the first quarter of 2007 due to the fact that our marketing funding was previously based on our sales volume.

We participate in Customer Trade Marketing, or CTM, programs in the U.S. administered by TCCC. We are responsible for all costs of the programs in our territories, except for some costs related to a limited number of specific customers. Under these programs, we pay TCCC, and they pay our customers as a representative of the North American Coca-Cola bottling system. Amounts paid under CTM programs to TCCC for payment to our customers are included as a reduction in net operating revenues and totaled $296 million, $276 million, and $243 million in 2007, 2006, and 2005, respectively. These amounts are not included in the preceding table since the amounts are ultimately paid to our customers.

Cold Drink Equipment Placement Funding Earned

We and TCCC are parties to Cold Drink Equipment Purchase Partnership programs, called Jumpstart Programs, covering most of our territories in the U.S., Canada, and Europe. The Jumpstart Programs are designed to promote the purchase and placement of cold drink equipment. We received approximately $1.2 billion in support payments under the Jumpstart Programs from TCCC during the period 1994 through 2001. There are no additional amounts payable to us from TCCC under the Jumpstart Programs. Under the Jumpstart Programs, as amended, we agree to:

•

Purchase and place specified numbers of cold drink equipment (principally vending machines and coolers) each year through 2010 (approximately 1.8 million cumulative units of equipment). We earn “credits” toward annual purchase and placement requirements based upon the type of equipment placed;

•	Maintain the equipment in service, with certain exceptions, for a minimum period of 12 years after placement;

•	Maintain and stock the equipment in accordance with specified standards for marketing TCCC products;

•	Report to TCCC during the period the equipment is in service whether or not, on average, the equipment purchased has generated a stated minimum sales volume of TCCC products; and

•

Relocate equipment if the previously placed equipment is not generating sufficient sales volume of TCCC products to meet the minimum requirements. Movement of the equipment is only required if it is determined that, on average, sufficient volume is not being generated and it would help to ensure our performance under the Jumpstart Programs.

In July 2007, we and TCCC amended our Jumpstart Programs in North America. The amendment (1) prospectively eliminated the requirement that we achieve for TCCC a certain gross profit on TCCC products sold through energy drink coolers and replaced it with the pre-existing requirement that we achieve a stated minimum sales volume of TCCC products; (2) eliminated the alternative credit previously established for energy drink coolers; and (3) updated the purchase plan requirements.

The U.S. and Canadian agreements provide that no violation of the Jumpstart Programs will occur, even if we do not attain the required number of credits in any given year, so long as (1) the shortfall does not exceed 20 percent of the required credits for that year; (2) a minimal compensating payment is made to TCCC or its affiliate; (3) the shortfall is corrected in the following year; and (4) we meet all specified credit requirements by the end of 2010.

We are unable to quantify the maximum potential amount of future payments required under our obligation to relocate previously placed equipment because the dates and costs to relocate equipment in the future are not determinable. As of December 31, 2007, our liability for the estimated costs of relocating equipment in the future was approximately $18 million. We have no recourse provisions against third parties for any amounts that we would be required to pay, nor were any assets held as collateral by third parties that we could obtain, if we are required to act upon our obligations under the Jumpstart Programs.

We purchase products of TCCC in the ordinary course of business to achieve the minimum required sales volume of TCCC products. We are unable to quantify the amount of these future purchases because we will purchase products at various costs, quantities, and mix in the future.

Should we not satisfy the provisions of the Jumpstart Programs, the agreements provide for the parties to meet to work out a mutually agreeable solution. Should the parties be unable to agree on alternative solutions, TCCC would be able to seek a partial refund. No refunds of amounts previously earned have ever been paid under the Jumpstart Programs, and we believe the probability of a partial refund of amounts previously earned under the Jumpstart Programs is remote. We believe we would, in all cases, resolve any matters that might arise regarding the Jumpstart Programs. We and TCCC have amended prior agreements to reflect, where appropriate, modified goals and provisions, and we believe that we can continue to resolve any differences that might arise over our performance requirements under the Jumpstart Programs.

We recognize the majority of the $1.2 billion in support payments received from TCCC as we place cold drink equipment. A small portion of the support payments,

representing the estimated cost to potentially move cold drink equipment, is recognized on a straight-line basis over the 12-year period beginning after equipment is placed. We recognized a total of $65 million, $104 million, and $47 million as a reduction to cost of sales during 2007, 2006, and 2005, respectively. The amount of support payments recognized in 2006 was greater than 2007 and 2005 primarily due to the rollout of our energy drink portfolio.

At December 31, 2007, the recognition of $154 million in support payments was deferred under the Jumpstart Programs. Approximately $136 million of this amount is expected to be recognized during the period 2008 through 2010 as equipment is placed and approximately $18 million, representing the estimated cost to potentially move, is expected to be recognized over the 12-year period after the equipment is placed. We have allocated the support payments to equipment based on a fixed amount per “credit.” The amount allocated to the requirement to place equipment is the balance remaining after determining the potential cost of moving the equipment after initial placement. The amount allocated to the potential cost of moving equipment after initial placement is determined based on an estimate of the units of equipment that could potentially be moved and an estimate of the cost to move that equipment.

In August 2007, we entered into a distribution agreement with Energy Brands Inc., a wholly owned subsidiary of TCCC. Energy Brands, also known as glacéau, is a producer and distributor of branded enhanced water products including vitaminwater, smartwater, and vitaminenergy. The agreement was effective November 1, 2007 for a period of 10 years, and will automatically renew for succeeding 10-year terms, subject to a 12-month nonrenewal notification. The agreement covers most, but not all, of our U.S. territories, requires us to distribute Energy Brands enhanced water products exclusively, and permits Energy Brands to distribute the products in some channels within our territories. In conjunction with the execution of the Energy Brands agreement, we entered into an agreement with TCCC whereby we agreed not to introduce new brands or certain brand extensions in the U.S. through August 31, 2010 unless mutually agreed to by us and TCCC.

Other transactions with TCCC include management fees, office space leases, and purchases of point-of-sale and other advertising items.

Transactions with SunTrust Banks, Inc.

SunTrust Banks, Inc. engaged in ordinary course of business banking transactions with us in 2007, and we expect that we will engage in similar transactions in 2008. The transactions included making loans to us on customary terms. In 2007, we paid approximately $20,957 for letter of credit fees and trustee fees, approximately $9,238 for escrow fees and approximately $1,403,291 in bank, financial services and related management fees. In addition, we paid combined fees of approximately $732,219 in investment management fees paid by our U.S. defined benefit plans and participants in our defined contribution plan. SunTrust also holds equipment leases under which we paid approximately $1,709,856 for the lease of over-the-road trailers and approximately $3,307,025 for the lease of other tractors and blow mold equipment. L. Phillip Humann, one of our directors, is Chairman of the Board of SunTrust Banks, Inc.

Relationships and Transactions with Management and Others

Upon his retirement from the company, effective December 31, 2006, Lowry F. Kline, our chairman and former chief executive officer, entered into an agreement with us to provide consulting services to the company and its senior management team. The terms of this agreement were approved by the board of directors. Under this agreement, Mr. Kline serves as the board’s primary representative in providing advice and counsel to John F. Brock, our current president and chief executive officer, including advice on such matters as business strategies, acquisition opportunities, industry trends, franchise relationships, and management succession planning. Mr. Kline also represents the company at industry association, social, and bottler events. Mr. Kline receives no compensation under this agreement; however, the period during which he continues to provide these consulting services will be credited toward the vesting of his unvested restricted stock, as provided for under the original terms of his 2003 and 2004 restricted stock awards. The agreement may be terminated by the company or Mr. Kline upon thirty days’ advance notice to the other party.

William W. Kline, a son of Lowry F. Kline, has been an employee of the company since 1992. Currently, Mr. Kline serves as vice president of business development and revenue growth management for our Midwest Business Unit. During 2007, he received a total of approximately $285,000 in salary, annual incentive payments, equity awards (grant date fair value), and relocation benefits. Mr. Kline participates in the company’s welfare and retirement benefit plans on the same terms as other similarly situated salaried employees.

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING

1.	Election of Directors

The board of directors presently consists of thirteen members, eleven of whom are nonmanagement directors. The board is divided into three classes of approximately equal size, with the directors in each class serving a three-year term. The terms are staggered so that the term of one class expires at each annual meeting.

The board of directors, based on recommendations of the Governance and Nominating Committee, has nominated Fernando Aguirre, John F. Brock, Irial Finan, Orrin H. Ingram II, and Curtis R. Welling for election as directors at the annual meeting. If all five of the nominees are elected, each of the nominees will hold office for a three-year term ending at the annual meeting of shareowners in 2011.

All of the nominees except Mr. Ingram are current directors of the company. Mr. Ingram was identified as a potential director and recommended to the board by Summerfield Johnston, Jr., our former chairman and chief executive officer. Mr. Welling, who was appointed in April 2007 to fill a board vacancy in the class that expires at the annual meeting, was recommended by John F. Brock, our current president and chief executive officer.

Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board may either let the vacancy stay unfilled until an appropriate candidate is located, or reduce the size of the board to eliminate the unfilled seat.

Biographical information about each of the nominees is found at the beginning of this proxy statement. See “GOVERNANCE OF THE COMPANY—Current Board of Directors and Nominees for Election.”

Paula Reynolds resigned from the board of directors on August 3, 2007. Ms. Reynolds had served on the board since 2001. Additionally, James E. Copeland, Jr., who has served as a director since 2003, has determined to retire from the board and not stand for reelection at the annual meeting. Lowry F. Kline, our current chairman, will retire from the board upon conclusion of this years’ annual meeting. John F. Brock will become Chairman following the annual meeting. We thank Ms. Reynolds and Mr. Copeland for their extraordinary insights and contributions during their terms as directors of our company. We give special thanks to Mr. Kline for his years of outstanding service as our Chairman.

Recommendation of the Board of Directors

Our board of directors recommends that you vote FOR the election of Fernando Aguirre, John F. Brock, Irial Finan, Orrin H. Ingram II, and Curtis R. Welling as directors for terms expiring at the 2011 annual meeting of shareowners and until their respective successors are elected and qualified.

2.	Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. This appointment is subject to ratification by the shareowners at the annual meeting. Ernst & Young has served as Coca-Cola Enterprises’ independent auditors since 1986, and our management considers the firm to be well qualified.

Ernst & Young has advised us that neither the firm nor any member of the firm has any direct or indirect financial interest, in any capacity, in Coca-Cola Enterprises or any of its subsidiaries.

Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available at the meeting to respond to appropriate questions from the shareowners.

Audit and Non-Audit Fee Table

In connection with its audit of our 2007 financial statements, we entered into an engagement agreement with Ernst & Young that sets forth the terms under which Ernst & Young will perform audit services for us.

The following table sets forth the fees for services Ernst & Young provided in 2007 and 2006.

	2007($)	2006($)
Audit fees(1)	6,900,000	6,650,000
Audit-related fees(2)	410,000	420,000
Tax fees(3)	90,000	590,000
All other fees(4)	10,000	10,000

	7,410,000	7,670,000

(1)         Represents professional fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, statutory audits of international subsidiaries’ financial statements, review of the consolidated quarterly financial statements included in our Forms 10-Q, certain accounting consultations, consents issued related to registration statements, and issuance of comfort letters.

(2)        Represents professional fees for pension plan audits, certain accounting consultations, and other attest engagements.

(3)        Represents professional fees for tax compliance for certain employees, most of whom are expatriates. In 2006, another firm was engaged to provide these tax compliance services to our employees, and our auditors continued to transition certain of these services in 2007.

(4)        Represents subscription fees to an on-line accounting research tool in 2007 and procedures to respond to a document request in 2006.

Preapproval by Audit Committee

Under the Audit Committee’s charter, the committee is required to give advance approval of any nonaudit services to be performed by our auditors, provided that such services are not otherwise prohibited by law. There is no de minimus exception to the committee’s preapproval procedures. All of the fees described in the table above were preapproved by the committee.

If the shareowners do not ratify this appointment of Ernst & Young, it will be reconsidered by the board.

Recommendation of the Board of Directors

Our board recommends that you vote FOR ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent auditors for the 2008 fiscal year.

3.	Shareowner Proposal

The following proposal was submitted by a shareowner. It will be voted upon at the annual meeting if that proposal’s proponent, or a duly authorized representative, is present at the annual meeting and submits the proposal for a vote.

In accordance with federal securities regulations, we include in this proxy statement the proposal, plus the supporting statement submitted by the proponent, exactly as submitted.

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, DC 20001-2198, owner of 450 shares of our common stock, has submitted the following proposal:

RESOLVED: That the shareholders of Coca-Cola Enterprises (“CCE” or the “Company”) urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Severance pay” means “payment by an employer to an employee beyond his or her base pay and bonus upon termination of his/her employment.” “Future severance agreements” include: employment agreements containing severance provisions; retirement agreements; and, agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT: Last year, for the second consecutive year, more than 30% of voting shareholders supported this same resolution calling on CCE’s Board to adopt a policy that would empower shareholders to approve certain executive severance agreements. We believe this sustained high vote is attributable to growing concern by CCE shareholders about rewarding poor performing executives with excessive severance agreements.

When former CEO John Alm left the Company in December 2005 after serving only two years as Chief Executive, CCE rewarded him with a lavish severance agreement despite the Company’s lackluster sales and earnings growth and poor stock performance during his tenure. Alm’s severance package included $2.1 million; $6.5 million credit to his CCE supplemental savings and investment account with an $859,000 pension enhancement; $4 million in stock; and, healthcare.

In awarding this package, the Board ignored its own severance guidelines established by the Compensation Committee. In consultation with Frederick W. Cook & Co., which in 2006 was profiled in the New York Times (Corporate America’s Pay Pal, October 15, 2006) as an architect of inflated executive compensation packages, our Compensation Committee recommended and the Board approved, severance benefits for Alm that exceed the maximum allowable under the Committee’s own severance guidelines—by more than 50 percent.

While certain severance agreements may be appropriate in some circumstances, we believe that the potential cost of such agreements entitles shareholders a say when the Company contemplates paying out a severance package that far exceeds the executive’s salary and bonus. Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after material terms of the agreement were agreed upon.

In the spirit of improving financial transparency and accountability to shareholders, Coca-Cola Enterprises should follow the lead of a growing list of companies that have adopted similar policies including our largest shareholder, the Coca-Cola Company, as well as Bank of America and General Electric.

We believe a policy requiring shareholder approval for certain severance agreements—whether entered into prior to or at the time of termination—will insulate the Board from manipulation and avoid rewarding bad management or poor performance.

For these reasons, we urge shareholders to vote FOR this proposal.

Recommendation of the Board of Directors

Our board of directors believes the adoption of this proposal is unnecessary, given the board’s ongoing actions to monitor our severance program. In February 2007, the Human Resources and Compensation Committee (the Committee) adopted the Executive Severance Plan, which formalized the circumstances under which severance arrangements would be offered to a departing executive and the level of benefits that would be provided. This plan reduced the level of benefits provided under the prior guidelines and limited eligibility for benefits upon a voluntary “good reason” termination to those situations that occurred within two years of a change in control of the company. The benefits provided under the plan since its adoption have been consistent with plan terms, as was the case in 2006 under the previous guidelines.

The board further believes the requirement of a shareowner vote to approve certain severance packages would needlessly hamper its ability to deal swiftly and definitively with executive departures, and would result in additional unnecessary costs and expenses of obtaining shareowner approval.

Our board of directors recommends that you vote AGAINST the proposal requesting a shareowner vote to approve certain severance arrangements.

SHAREOWNER PROPOSALS FOR 2009 ANNUAL MEETING

If you intend to submit a shareowner proposal and request its inclusion in the 2009 proxy statement and form of proxy, such submission must be in writing and received by us no later than November 6, 2008.

If you miss the above deadline for submission of a shareowner proposal to be included in the 2009 proxy statement, or if you submit a director nomination to the board of directors, such submission can still be considered at the 2009 meeting so long as it complies with Article 1, Section 10 of our bylaws. Under the bylaws, your submission must be in writing and received by us no fewer than 90 days and no more than 120 days prior to the anniversary of the date of this year’s annual meeting, and otherwise comply with the requirements of the bylaws.

Any shareowner submissions should be sent to us by certified mail, return receipt requested, addressed to: Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

OTHER MATTERS

We do not know of anything else that will come before the annual meeting, including any adjournments of it, that has not been discussed in this proxy statement. If other matters properly come before the meeting, the persons named in the proxy card will vote your shares in their discretion.

Atlanta, Georgia

March 6, 2008

Please complete, date, sign, and mail your proxy card back as soon as possible!

Coca-cola Enterprises Inc.

Annual Meeting of Shareowners

Tuesday, April 22, 2008, 3:00 p.m. EDT

Cobb Galleria Centre Two Galleria Parkway Atlanta, Georgia

Please detach along perforated line and mail in the envelope provided.

20503003000000111000 0 042208

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR ALL NOMINEES for the election of the five director nominees, FOR Proposal 2, and AGAINST Proposal 3, and as the proxies deem advisable on all other matters that may properly come before the meeting.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

The Board of Directors recommends a vote

FOR ALL

NOMINEES in Proposal 1.

1. Election of five directors for terms expiring at the 2011 annual meeting:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O Fernando Aguirre

O John F. Brock

O Irial Finan

O Orrin H. Ingram II

O Curtis R. Welling

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the oval next to each nominee to withhold, as shown here:

To change the address on an account, please check the box at right and indicate the new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

The Board of Directors recommends a vote FOR Proposal 2.

FOR AGAINST ABSTAIN

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.

The Board of Directors recommends a vote AGAINST Proposal 3.

FOR AGAINST ABSTAIN

3. Shareowner proposal to request shareowner approval of certain severance agreements.

If you would like us to discontinue mailing Proxy Materials and Annual Reports to multiple accounts at the same address, mark this box

If interested in electronic availability of future proxy materials, mark this box.

Please mark here if planning to attend the meeting.

Signature of Shareowner Date: Signature of Shareowner Date:

Note: Please sign exactly as the name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Coca-cola Enterprises Inc.

Annual Meeting of Shareowners

Tuesday, April 22, 2008, 3:00 p.m. EDT

Cobb Galleria Centre Two Galleria Parkway Atlanta, Georgia

PROXY VOTING INSTRUCTIONS

INTERNET-Access “www.voteproxy.com” and follow the on-screen instructions. Have the proxy card available when accessing the web page. - OR -

TELEPHONE-Call toll-free 1-800-PROXIES (1-800-776-9437 for U.S. and Canada) from any touch-tone telephone and follow the instructions. Have the proxy card available when calling to vote. - OR -

MAIL-Vote, date, sign, and mail the proxy card in the envelope provided as soon as possible.

VOTE NOW!

COMPANY NUMBER

ACCOUNT NUMBER

Using either Internet or telephone voting will eliminate the need to return the proxy card and will help to reduce expenses. If not voting via the Internet or by telephone, please vote, detach, and mail in the envelope provided as soon as possible to ensure receipt prior to the Annual Meeting.

Please detach along perforated line and mail in the envelope provided IF not voting via the Internet or telephone.

20503003000000111000 0 042208

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR ALL NOMINEES for the election of the five director nominees, FOR Proposal 2, and AGAINST Proposal 3, and as the proxies deem advisable on all other matters that may properly come before the meeting.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. x

The Board of Directors recommends a vote

FOR ALL NOMINEES in Proposal 1.

1. Election of five directors for terms expiring at the 2011 annual meeting:

NOMINEES:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

O Fernando Aguirre

O John F. Brock

O Irial Finan

O Orrin H. Ingram II

O Curtis R. Welling

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark and fill in the oval next to each nominee to withhold, as shown here:

“FOR ALL EXCEPT”

To change the address on an account, please check the box at right and indicate the new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

The Board of Directors recommends a vote FOR Proposal 2.

FOR AGAINST ABSTAIN

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.

The Board of Directors recommends a vote AGAINST Proposal 3.

FOR

AGAINST ABSTAIN

3. Shareowner proposal to request shareowner approval of certain severance agreements.

If you would like us to discontinue mailing Proxy Materials and Annual Reports to multiple accounts at the same address, mark this box

If interested in electronic availability of future proxy materials, mark this box.

Please mark here if planning to attend the meeting.

Signature of Shareowner Date: Signature of Shareowner Date:

Note: Please sign exactly as the name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Coca-cola Enterprises Inc.

Annual Meeting of Shareowners Tuesday, April 22, 2008, 3:00 p.m. EDT

AGENDA

ELECTION OF FIVE DIRECTORS

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR

SHAREOWNER PROPOSAL TO REQUEST SHAREOWNER APPROVAL

OF CERTAIN SEVERANCE AGREEMENTS

Please bring this portion of the proxy card and a suitable form of personal photo identification for admission to the Annual Meeting

If voting shares over the Internet or telephone, there is no need to mail back the proxy card.

The Internet and telephone voting facilities will close at 1:30 p.m. EDT, April 22, 2008

Voting is important-thank you for voting!

ATTENDEES:

No cell phones, cameras, recording equipment or other electronic devices, large bags, briefcases or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection.

Coca-cola Enterprises Inc.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF COCA-COLA ENTERPRISES INC.

The undersigned hereby:

(a) appoints John J. Culhane and William T. Plybon and each of them as proxies with full power of substitution, to vote all shares of Common Stock of Coca-Cola Enterprises Inc. owned of record by the undersigned; and (b) directs the Authorized Entity with respect to each Benefit Plan to vote in person or by proxy all shares of the Common Stock of Coca-Cola Enterprises Inc. allocated to the accounts of the undersigned under any such Benefit Plan, and which the undersigned is entitled to vote,on all matters that may come before the 2008 Annual Meeting of Shareowners to be held on April 22, 2008 at 3:00 p.m. EDT and any adjournments thereof, unless otherwise specified herein.

As used herein, the Authorized Entities and Benefit Plans are:

Computershare, Inc. as record keeper for the Coca-Cola Enterprises Employee Stock Purchase Plan;

Standard Life Trust Company, Trustee of the Coca-Cola Bottling Company Employee Savings and Investment Plan; and JP Morgan Chase Bank, N.A., Trustee under the Master Trust Agreement for the Coca-Cola Enterprises Inc. Defined Contribution Plans Master Trust dated August 1, 2005 for the following plans: Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan; Coca-Cola Enterprises Bargaining Employees’ 401(k) Plan; Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England; Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees; Lansing Matched Employees Savings and Investment Plan; Great Lakes Canning 401(k) Plan for Union Employees; Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and Investment Plan; and Central States Coca-Cola Bottling Company Bargaining Savings Plan.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, if you mark no boxes your shares will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on reverse side.)